     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2000

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 CO SPACE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4813                            04-3464914
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                                200 WHEELER ROAD
                        BURLINGTON, MASSACHUSETTS 01803
                                 (617) 788-0900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                              DONATO A. DENOVELLIS
                                 CO SPACE, INC.
                                200 WHEELER ROAD
                        BURLINGTON, MASSACHUSETTS 01803
                                 (617) 788-0900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              GILBERT G. MENNA, P.C.                             JOHN D. WATSON, JR., ESQ.
               DAVID W. WATSON, P.C.                                 LATHAM & WATKINS
            GOODWIN, PROCTER & HOAR LLP                        1001 PENNSYLVANIA AVE., N.W.
                  EXCHANGE PLACE                                        SUITE 1300
         BOSTON, MASSACHUSETTS 02109-2881                       WASHINGTON, D.C. 2004-2505
                  (617) 570-1000                                      (202) 637-2200

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED
               TITLE OF EACH CLASS OF                        MAXIMUM AGGREGATE                   AMOUNT OF
           SECURITIES TO BE REGISTERED(1)                    OFFERING PRICE(2)               REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share...............          $125,000,000                       $33,000
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also relates to rights to purchase shares of Series Z Junior Participating Cumulative Preferred Stock of the Registrant, par value $.001 per share, at a cash exercise price to be determined prior to the effectiveness of this Registration Statement, subject to adjustment. The rights to purchase preferred stock will be attached to all shares of Common Stock outstanding as of, and issued subsequent to, a day prior to effectiveness of this Registration Statement pursuant to the terms of the Registrant's Stockholder Rights Agreement to be adopted prior to the effectiveness of this Registration Statement. Until the occurrence of certain events described in the Stockholder Rights Agreement, the rights to purchase preferred stock are not exercisable, are evidenced by the certificate for the Common Stock and will be only transferred with the Common Stock.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 5, 2000

PRELIMINARY PROSPECTUS
                                              SHARES

                              [CO-SPACE INC. LOGO]

                                  COMMON STOCK
                         ------------------------------

This is an initial public offering of           shares of common stock of CO
Space, Inc. We are selling all of the shares of common stock offered under this prospectus.

It is currently estimated that the initial public offering price will be between
$     and $     per share. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "COSP."

SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                                                                Per
                                                               Share      Total
                                                               -----      -----
Public offering price.......................................  $          $
Underwriting discount.......................................  $          $
Proceeds, before expenses, to us............................  $          $

                         ------------------------------

The underwriters may purchase up to an additional           shares of common
stock from us at the initial public offering price less the underwriting discount to cover over-allotments.

The underwriters expect to deliver the shares against payment in New York, New
York on             , 2000.

                         ------------------------------

BEAR, STEARNS & CO. INC.
        J.P. MORGAN & CO.
                 THOMAS WEISEL PARTNERS LLC
                           WASSERSTEIN PERELLA SECURITIES, INC.
                The date of this prospectus is           , 2000.

                               PROSPECTUS SUMMARY

     The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus and the financial statements.

                                  OUR COMPANY

     We offer a Complete Collocation(TM) solution to our Internet, telecommunications and data storage customers that combines high-quality collocation facilities with a comprehensive suite of value-added services. Our OpenCenter(TM) collocation facilities provide a fully conditioned environment with high levels of security, reliable, high-capacity power supply and multi-stage fire detection and suppression systems in which our customers can locate their telecommunications, computer, network, data storage and other related equipment. Our value-added services encompass network design and integration, Internet and telecommunications network interconnection, access and transport services, data backup and equipment monitoring. The combination of our facilities and services enables our customers to outsource the location and operations of their equipment and we believe cost-effectively deepen their own service offerings, expand their geographic reach and shorten their time to market.

     We differentiate ourselves from our competition by designing flexible facilities that can accommodate a wide variety of Internet, telecommunications and data storage equipment and by offering what we believe to be the broadest array of services available. In addition, unlike many of our competitors, we are a licensed common carrier, enabling us to enter into interconnection agreements with local and long-distance telephone companies. This accelerates our customers' access to multiple carrier networks and expands their network service options.

     Our facilities are located in major metropolitan areas. As of March 31, 2000, we had entered into leases for nine sites, four of which are operational and one of which is under construction. We intend to have approximately eight facilities operational by the end of 2000. Beyond 2000, our strategy is to aggressively expand our presence by opening additional facilities targeting key communications centers in the U.S. and abroad.

     The names CO Space(TM), Complete Collocation(TM), OpenCenter(TM), CO FlexSpace(TM), CO Connect(TM) and CO Services(TM) are trademarks or service marks that belong to us. This prospectus also contains the trademarks and trade names of other entities, which are the property of their respective owners.

                                  OUR SOLUTION

     The intense competition in the Internet, telecommunications and data storage markets has led many service providers to outsource the housing, maintenance and support of their equipment and network operations in order to reduce capital expenditures, lower operating costs and speed time to market. We believe that historically the outsourcing alternatives available have not provided the services and flexibility that our target customers require.

     Our Complete Collocation(TM) solution is designed to address the individual and evolving needs of our customers. It combines our high-quality collocation facilities with what we believe is the broadest range of value-added services available. The key elements of our Complete Collocation(TM) solution include:

     - STATE-OF-THE-ART FACILITIES. Our OpenCenters(TM) are designed and constructed to exceed the highest standards of telecommunications carriers. These facilities provide our customers with a fully conditioned environment with high levels of security, a reliable, high-capacity power supply, multi-stage fire detection and suppression systems, and comprehensive systems monitoring.

     - CUSTOMER EQUIPMENT FLEXIBILITY. Our Complete Collocation(TM) solution satisfies our customers' needs to house their diverse Internet, telecommunications and data storage equipment in a single location.

     - OPEN NETWORK ACCESS. We have developed relationships with several carriers to provide our customers maximum flexibility in choosing among multiple bandwidth providers. As a result, our customers are able to avoid a single point of network failure and can reduce their network costs.

     - VALUE-ADDED SERVICES. We provide a comprehensive suite of value-added services to meet our customers' evolving needs. In addition to traditional collocation services, we provide our customers with network design and integration, Internet and telecommunications network interconnection, access and transport services, data backup and equipment monitoring.

     - OPERATIONS CENTER. Our network operations center enables our customers to rely on us as a single source to monitor, troubleshoot and support their networks and equipment. We provide these services twenty-four hours a day, seven days a week.

     - ANCHOR CUSTOMERS. We plan to license a significant portion of the space in each of our facilities to our anchor customers. Anchor customers are typically larger customers who themselves provide services that we believe our target customers will utilize.

                                  OUR STRATEGY

     Our goal is to be a world-class provider of collocation facilities and operational services for businesses in the Internet, telecommunications, and data storage industries. To achieve our goal, we have developed a business strategy that defines collocation as a full-service offering, rather than just providing a physical location for customer equipment. Our strategy includes the following elements:

     - Create, implement and support tailored solutions to address our customers' critical operational requirements;

     - Develop strong carrier relationships to ensure that our facilities are serviced by multiple carriers;

     - Capitalize on our common carrier status and interconnection rights to allow our customers to easily access networks and to significantly reduce their time to market;.

     - Pursue long-term contracts with customers, which provide us with a stable stream of revenues and allows us to better manage our future infrastructure and bandwidth requirements;

     - Continue to utilize and improve our standardized facility design to provide our customers with uniform services from facility to facility, reduce our operating costs and enable us to rapidly deploy new facilities;

     - Up-sell our existing customer base by continually identifying, developing and implementing higher value services; and

     - Promote proprietary brands to strengthen our position within our target markets and continue to build customer confidence in our service offerings.

                             OUR CORPORATE HISTORY

     We began our operations in November 1998 under the name of CO Space Services, LLC. We subsequently reorganized our company under the name CO Space, Inc. and were incorporated in Delaware on April 12, 1999. We opened our first facility in Somerville, Massachusetts in August 1999. The address of our principal executive offices is 200 Wheeler Road, Burlington, Massachusetts 01803, and our telephone number is (617) 788-0900. Our website is www.cospace.com. The information on our website is not part of this prospectus.

                                  THE OFFERING


Common stock offered.......................................           shares

Common stock to be outstanding after this offering.........           shares

Use of proceeds............................................  We intend to use the net proceeds of this offering to construct and equip our
                                                             facilities, for working capital, and other
                                                             general corporate purposes.

Proposed Nasdaq National Market System Symbol..............  COSP

     The number of shares of common stock that will be outstanding after this offering is based on the 4,965,000 shares outstanding as of March 31, 2000, plus:

     -           shares of common stock to be sold by us in this offering; and

     - shares of common stock to be issued at the completion of this offering upon the conversion of all of our outstanding redeemable convertible preferred stock.

     The shares of common stock to be outstanding after this offering exclude:

     - shares of common stock issuable pursuant to the over-allotment option;

     - 670,846 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $0.40 per share, as of March 31, 2000;

     - 15,000 shares of common stock and 21,000 shares of redeemable convertible preferred stock issuable upon the exercise of warrants at an exercise price of $1.50 per share and $1.00 per share, respectively;

     - 2,864,154 shares of common stock reserved for future issuance under our stock incentive plan;

     - 1,000,000 shares of common stock reserved for issuance under our employee stock purchase plan; and

     - 100,000 shares of common stock issued in connection with our acquisition of the personnel and a portion of the assets and liabilities of KennTech, a consulting firm with which we formerly contracted for the selection, design and construction program management of our OpenCenters(TM).

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, all of which appear elsewhere in this prospectus. The pro forma net loss per share is computed based upon the weighted of average number of common shares outstanding and the conversion of all outstanding redeemable convertible preferred stock into an equivalent number of shares of common stock.

                                                                  PERIOD FROM
                                                               NOVEMBER 10, 1998
                                                              (DATE OF INCEPTION)     YEAR ENDED
                                                                TO DECEMBER 31,      DECEMBER 31,
                                                                     1998                1999
                                                              -------------------    ------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                          SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................................       $      --          $     258
OPERATING EXPENSES:
  Costs of revenues.........................................              --              2,439
  Selling and marketing.....................................              --                488
  General and administrative................................              85              2,970
  Depreciation and amortization.............................              --                267
  Amortization of stock-based compensation..................              --                 89
                                                                   ---------          ---------
          Loss from operations..............................             (85)            (5,995)
Interest income, net........................................              --                 38
                                                                   ---------          ---------
Net loss....................................................             (85)            (5,957)
Accretion of preferred stock redemption premium and issuance
  costs.....................................................              --               (331)
                                                                   ---------          ---------
Net loss attributable to common stockholders................       $     (85)         $  (6,288)
                                                                   =========          =========
Net loss per share attributable to common stockholders......       $   (0.03)         $   (2.10)
                                                                   =========          =========
Weighted average common shares..............................       3,000,000          3,000,000
                                                                   =========          =========
Pro forma net loss per share:
Basic and diluted...........................................                          $   (0.74)
                                                                                      =========
Pro forma weighted average shares of common stock
  outstanding:
Basic and diluted...........................................                          8,039,630
                                                                                      =========

     The pro forma as adjusted balance sheet data reflects:

     - The conversion of 22,322,502 shares of series A and B redeemable convertible preferred stock into an identical number of shares of common stock; and

     - The issuance by us of           shares of common stock in this offering
       at an assumed initial public offering price of $     , after deducting
       the underwriting discount and our estimated offering expenses of
       approximately $          .

                                                                     AS OF
                                                                 DECEMBER 31,         PRO FORMA
                                                                     1999            AS ADJUSTED
                                                              -------------------    ------------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................       $  17,564
Property and equipment, net.................................          12,304             12,304
Total assets................................................          30,415
Total debt, including capital leases........................           2,247              2,247
Redeemable convertible preferred stock......................          31,384                 --
Stockholders' equity (deficit)..............................          (6,275)

     As used in the table below, EBITDA consists of net loss excluding interest income, net, income taxes, depreciation and amortization and amortization of stock-based compensation. We expect that depreciation and amortization will increase considerably as we add additional facilities. We believe that because EBITDA is a measure of financial performance, it is useful to investors and analysts as an indication of a company's ability to fund its operations and to service or incur debt. However, EBITDA is not a measure calculated under generally accepted accounting principles and may not be comparable to similarly titled amounts reported by other companies. We do not expect to generate positive EBITDA in the near term.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1999
                                                              --------------
                                                              (IN THOUSANDS)
OTHER OPERATING DATA:
Capital expenditures........................................     $ 12,571
EBITDA......................................................       (5,639)
Net cash used in operating activities.......................       (3,087)
Net cash used in investing activities.......................      (12,055)
Net cash provided by financing activities...................       32,706

                                  RISK FACTORS

     You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus. Our business, financial condition or results of operation could be harmed by any of the following risks. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT TIME AND YOUR BASIS FOR EVALUATING US IS LIMITED.

     We began operations in November 1998. Because of our limited operating history, you have limited operating and financial data about our collocation business on which to base an evaluation of our performance and an investment in our common stock. We expect to continually reevaluate our business and rollout plan in light of evolving competitive and market conditions. As a result, we may alter our rollout plan and reallocate funds, or eliminate segments of our plan entirely, if there are:

     - changes or inaccuracies in our market data and research, projections or assumptions;

     - unexpected results of operations or strategies in our target markets;

     - regulatory, technological, and competitive developments, including additional market developments and new opportunities; or

     - changes in, or discoveries of, specific market conditions or factors favoring expedited development in other markets.

WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL OPERATING LOSSES.

     For the year ended December 31, 1999, we incurred a net loss of approximately $6.0 million. As of December 31, 1999, we had an accumulated deficit of approximately $6.0 million. We have not achieved profitability, and we will continue to incur net losses until we can produce sufficient revenues to cover our costs, which is not expected to occur in the near term and may never occur. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future because we expect to incur significant and increasing costs to construct and expand our collocation sites and to increase our management, sales and technical support personnel.

WE EXPECT TO CONTINUE TO HAVE NEGATIVE OPERATING CASH FLOW, WHICH WILL REQUIRE US TO SEEK ADDITIONAL FINANCING, WHICH COULD BE DIFFICULT TO OBTAIN.

     We expect to continue to experience significant negative operating cash flows for the foreseeable future because we intend to continue adding new OpenCenters(TM), acquiring equipment and hiring personnel. We also plan to increase expenditures for our sales and marketing efforts and customer support. We expect that we will use available cash and the net proceeds of this offering to pay for these expenditures through the second quarter of 2001. Thereafter, we will need to raise additional capital to meet our cash requirements. We may not be able to find additional financing on favorable terms or at all.

WE ARE REQUIRED TO MAKE SUBSTANTIAL FUTURE MINIMUM LEASE PAYMENTS UNDER OUR EXISTING LEASES, AND ANY FAILURE TO MAKE THESE PAYMENTS WILL HARM OUR BUSINESS.

     We generally lease our facilities under noncancelable operating leases. As of March 31, 2000, our future minimum payments under these leases were approximately $135.7 million, including $4.8 million in 2000, $6.7 million in 2001 and $6.8 million in 2002. If we are unable to license sufficient amounts of space to our customers, we may not be able to generate sufficient revenues to meet our future obligations under these leases. Any failure to make these payments will harm our business, financial condition and results of operations.

BECAUSE THE MARKET FOR OUR OUTSOURCED COLLOCATION FACILITIES AND OPERATIONAL SERVICES IS NEW AND ITS VIABILITY IS UNCERTAIN, OUR SERVICE OFFERINGS MAY NOT BE ACCEPTED, AND WE MAY NOT BE PROFITABLE.

     The market for outsourced collocation facilities and operations services has only recently begun to develop as a core business and may not grow or be sustainable. Potential customers may choose not to outsource their collocation needs to a third-party provider due to concerns about security, reliability or other matters or they may choose other alternatives to outsourced collocation. In addition, if the Internet, telecommunications and data storage markets fail to develop or develop more slowly than expected, or if our service offerings do not achieve widespread market acceptance, our business, results of operations and financial condition will be adversely affected. Our future growth, if any, will be dependent upon:

     - the availability of suitable space for construction of our facilities;

     - competition for customers;

     - demand for our technical services;

     - the continued growth in the Internet, telecommunications and data storage markets;

     - federal communications laws and our regulatory status as a licensed common carrier; and

     - our ability to maintain or increase pricing terms.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES, MANY OF WHICH HAVE GREATER RESOURCES THAN WE DO.

     Our success depends upon our ability to substantially differentiate our service offerings from existing and future offerings of our competition. We may compare unfavorably with some of our competitors with regard to, among other things, brand recognition, existing relationships with potential customers and capital availability. Consequently, we may not be able to compete effectively in our target markets. Moreover, our strategy depends largely upon the rapid deployment of our facilities and operational services. If we are unable to establish our OpenCenters(TM) or increase our offerings in the markets in which we currently operate, other companies may gain competitive advantages in markets we are targeting or in our existing markets. We expect significant competition from several types of competitors, including:

     - traditional collocation providers, such as incumbent local telephone companies and competitive local telephone companies;

     - telco hotels, which are buildings in which real estate entities lease space for telecommunications purposes; and

     - value-added collocation providers, which provide services beyond physical space.

     Our competition includes companies such as AboveNet, AT&T, Colo.com, Equinix, Inc., Exodus Communications, GlobalCenter, Globix, GTE Internetworking, IBM, Level 3 Communications, MCI WorldCom, Qwest, Switch and Data Facilities Corp. and incumbent local telephone companies, such as Bell Atlantic and SBC.

     Many of our competitors and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. In particular, other telecommunications carriers and collocation companies have extensive customer bases and customer relationships, including relationships with many of our potential customers. They may also have greater access to the components necessary to our business, including fiber optic cable. These companies may also have significantly greater customer support and professional services capabilities than we do. Because of their greater financial resources, some of these companies have the ability to adopt aggressive pricing policies and may be better able to compete in a price competitive market. These companies may also be able to bundle their services or incorporate collocation solutions and other services in a manner that is more attractive to potential customers than our services. New competitors or alliances among competitors may emerge and rapidly acquire significant market share. Our competitors also may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can.

     Our business model contains many assumptions that may be invalidated by our competitors, such as our ability to successfully sell add-on services to our existing customers and the absence of competing service offerings for some of our solutions. Competitors may reduce demand for or render some of our offerings obsolete. In addition, we believe that the market in which we compete is likely to face consolidation, which could increase price and service competition and harm our business, financial condition and results of operations.

THE LOSS OF ANY SIGNIFICANT CUSTOMER WOULD CAUSE OUR REVENUES TO DECLINE.

     The loss of any of our significant customers would cause our revenues to decline and, thus, have a material adverse effect on our business, financial condition and results of operations. We opened our first facility in August 1999, and to date we have only entered into license agreements for space at our facilities with a limited number of customers. Substantially all of our fiscal 1999 revenues were derived from a single customer. In addition, two of our anchor customers have the right to terminate their contracts with us in the event we no longer offer open access to multiple networks or in the event that a competitor of these anchor customers acquires us. It is likely that we will enter into similar contracts with other anchor customers in the future. Unless and until we diversify and expand our customer base, our future success will significantly depend upon a limited number of customers.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ATTRACT OR RETAIN A SUFFICIENT NUMBER OF QUALIFIED PERSONNEL.

     Based on our planned expansion, we will require a significant increase in the number of our employees. As of March 31, 2000, we had 72 employees. We anticipate that by December 31, 2000 we will need more than 200 employees to achieve our expected growth, and we expect to add a significant number of employees thereafter. Our future success, therefore, will depend, in large part, on attracting and retaining additional qualified management, sales and technical personnel. Given the current low unemployment rate and the fact that the Internet, telecommunications and data storage industries have a high level of employee mobility and aggressive recruiting of skilled personnel, we may have significant difficulty finding, hiring and retaining qualified personnel. These factors increase the cost of hiring. Our inability to hire qualified personnel on a timely and cost-effective basis could harm our existing business and our ability to expand our operations.

WE MAY NOT BE ABLE TO EXPAND THE NUMBER OF OUR OPENCENTERS(TM), WHICH COULD HARM OUR RESULTS OF OPERATIONS.

     The opening of additional OpenCenters(TM) is a key element of our business strategy. To execute our growth plan, we must:

     - identify suitable space for construction of our facilities;

     - negotiate leases on acceptable terms;

     - design, construct and open each OpenCenter(TM);

     - obtain necessary regulatory approvals from local, state and federal regulators where required;

     - hire, train, motivate and retain qualified personnel; and

     - attract and retain customers.

     Each of these factors involves risks and uncertainties beyond our control that could delay the opening of an OpenCenter(TM). In addition, we have limited experience in building collocation sites and in building multiple collocation sites concurrently. As a result, we may not be able to replicate any success we have had to date at any of our future OpenCenters(TM). We also depend on third parties for the timely construction and design of our OpenCenters(TM). The unavailability of these services or the failure of these services to be performed on a timely basis or within budget could have a material adverse effect on our business, financial condition and results of operations.

OUR GROWTH COULD BE LIMITED BY THE CAPACITY OF OUR INTERNAL RESOURCES.

     Our planned expansion will place a significant strain on our limited financial, administrative, operational and management resources. Our existing operating and financial control systems, infrastructure and other resources may not be sufficient to adequately manage the opening of the planned number of OpenCenters(TM) in a cost-effective and timely manner. Therefore, our opportunities for revenue growth could be limited by the capacity of our internal resources rather than by the absence of market demand.

     Additionally, new OpenCenters(TM), if completed, will result in substantial incremental operating expenses, including expenses associated with hiring, training, retaining and managing new employees, purchasing new equipment, obtaining necessary regulatory approvals, implementing new systems and leasing additional real estate. If we do not generate sufficient revenues to cover these expenses, our operations will be significantly harmed.

OUR BUSINESS WILL BE HARMED IF OUR INFORMATION SUPPORT SYSTEMS ARE NOT FURTHER DEVELOPED.

     Sophisticated information processing systems, including billing, are vital to our growth and our ability to achieve operating efficiencies. A failure of these systems could substantially impair our ability to provide services, send invoices and monitor our operations. Among the systems we have identified as being presently inadequate to meet the increased demands of our anticipated growth are work-flow and customer priority management, human resources, sales tracking, customer support and fixed asset management. There may be other systems we have not identified that are in need of improvement. We estimate that modifying or replacing these systems will cost approximately $4.0 million in fiscal year 2000. Our plans for the development and implementation of these systems rely largely upon acquiring services offered by third-party vendors and integrating those products and services into our systems. We may be unable to implement these systems on a timely basis or at all, and these systems may not perform as expected. We may also be unable to maintain and upgrade our operational support systems as necessary.

WE DEPEND ON LARGER CUSTOMERS TO ATTRACT OTHER COLLOCATION CUSTOMERS TO OUR OPENCENTERS(TM).

     Our business plan depends on our ability to attract and retain larger customers, which we refer to as anchor customers, to our OpenCenters(TM). Our ability to attract these anchor customers will depend on a variety of factors, including the presence of multiple telecommunications carriers, our operating reliability and security and our value-added services. If we fail to attract and retain anchor customers, we will have difficulty in attracting individual collocation customers, which would harm our business.

WE MUST RETAIN AND EXPAND OUR CUSTOMER BASE AND INCREASE THE SERVICES USED BY EACH CUSTOMER IN ORDER TO MEET OUR FINANCIAL GOALS.

     Our future revenues will depend on our ability to retain and expand our customer base as we open additional collocation facilities. Our ability to attract customers to our OpenCenters(TM) will depend on a variety of factors, including the willingness of businesses to outsource their network operations, the availability of multiple telecommunications carriers, the presence of anchor customers in an OpenCenter(TM), our operating reliability and security, and our value-added services. In addition, the Internet, telecommunications and data storage industries are intensely competitive and, therefore, some of our customers will face competitive pressures and may not ultimately be successful. If these customers fail, they will not continue to use our OpenCenters(TM), which would adversely affect our business, financial condition and results of operations.

     Our success also depends on our ability to successfully introduce new value-added services to our customers and up-sell our service offerings to existing customers in order to increase our revenue per customer. Although we intend to develop and market new value-added services, such as network security and data storage, we do not know if these or other services will be accepted by the marketplace, or if customers will purchase multiple services. We also may not be able to implement these offerings in the anticipated timeframe or to offer some of our services in certain areas without requisite regulatory approval. Our inability to increase the services used by each customer would adversely affect our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO OBTAIN REAL ESTATE LEASES ON ACCEPTABLE TERMS, WHICH WOULD ADVERSELY IMPACT OUR ABILITY TO GROW OUR BUSINESS.

     In order to meet our expansion goals, we will need to enter into a substantial number of leases for OpenCenters(TM) in new markets. Real estate that conforms to our selection criteria is often located in the central business district of a city. This type of space may be scarce or in great demand in our target markets, many of which are experiencing substantial economic growth and shortages of prime real estate. Even if we are able to locate suitable sites in these potential markets, these sites may be difficult for us to lease on acceptable terms. If we are unable to obtain leases for new sites on acceptable terms, we will not be able to achieve our growth plans.

BECAUSE WE DEPEND ON THIRD PARTIES TO PROVIDE ESSENTIAL SERVICES AND EQUIPMENT TO OUR OPENCENTERS(TM), ANY FAILURE OR DELAY IN PROVIDING SUCH SERVICES AND EQUIPMENT WILL HARM OUR BUSINESS.

     The presence of diverse telecommunications carriers' networks at our collocation facilities is critical to our ability to attract new customers. In most cases, we do not directly provide telecommunications services, but rather facilitate our customers' ability to receive such services. We, therefore, must rely on third parties to provide these services. These third-party carriers may not be willing to offer their services within our OpenCenters(TM) or may charge prohibitively high rates for doing so. In addition, the construction required to connect multiple carriers' services to our collocation facilities is complex and involves factors outside our control, including the granting of easements and permits, the imposition of moratoriums and the availability of construction resources. Any delay or failure in providing services and network connectivity will harm our business.

     We also depend on third parties to provide other critical components of our services, such as state-of-the-art networking equipment and reliable, high-capacity power. Some of these components may be available only from limited sources. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. We are also dependent upon our suppliers to provide products and services that comply with evolving Internet and telecommunications standards, and that operate together with other products or components that we use. Our solution is also highly dependent upon continuous power being supplied to us by our third-party utility providers. Although we have redundant power sources, such as back-up diesel generators and battery backups, we cannot assure you that we will be able to provide sufficient continuous power when we need it. If the equipment or power that we need is unavailable or not delivered on a timely basis, our business will be harmed.

A FAILURE OF OUR INFRASTRUCTURE COULD LEAD TO SIGNIFICANT COSTS AND SERVICE DISRUPTIONS, WHICH COULD REDUCE OUR REVENUES AND HARM OUR BUSINESS.

     We rely on the capacity, scalability, reliability and security of our infrastructure to deliver our services in a manner that our customers may access easily without disruption to their businesses. To meet customer requirements we must protect our infrastructure against damage caused by any of the following:

     - human error;

     - physical or electronic security breaches;

     - fire, earthquake, flood and other natural disasters;

     - power loss; and

     - sabotage and vandalism.

     We have taken measures to minimize the potential effects of these events, including assembling teams of skilled technicians, limiting access to our facilities and equipment, establishing stringent construction criteria, providing backup power sources and hiring uniformed security personnel. However, damage to, or the failure of, our infrastructure could result in service interruptions or significant damage to our customers' equipment. Any of these events would damage our business within our target markets.

BECAUSE OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF THE INTERNET, TELECOMMUNICATIONS AND DATA STORAGE INDUSTRIES, A SLOWING OF THEIR GROWTH COULD HARM OUR BUSINESS.

     Our success will depend in large part on the continued growth of the Internet, telecommunications and data storage industries. The increased use of the Internet for retrieving, sharing and transferring information has only recently begun to develop. Recent attacks on major websites have drawn much media attention and may slow Internet growth. If the Internet, as a commercial or business medium, fails to develop or develops more slowly than expected, our business, results of operations and financial condition could be materially adversely affected.

     In addition to the Internet, we rely on customers continuing to require telecommunications network and data storage services. The continued demand and acceptance of these services will be critical to the success of our business. Any decreased use of these forms of network access could harm our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, WHICH MAY ADVERSELY IMPACT THE SUCCESS OF OUR BUSINESS.

     Our future success will depend, in part, on our ability to address the increasingly sophisticated and varied needs of our current and prospective customers and to respond to technological advances and emerging industry standards and practices. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate such advances on a cost-effective or timely basis into our business, and such advances may render our services obsolete.

     Technological advances may also have the effect of encouraging some of our current or future customers to rely on in-house personnel and equipment to furnish the solutions that we currently provide. In addition, keeping pace with technological advances in our industry may require substantial lead time and capital expenditures. Although we currently intend to support emerging standards, we may be unable to maintain a competitive position in the market, which would negatively affect our business, financial condition and results of operations.

WE ARE SUBJECT TO REGULATION AND CERTIFICATION REQUIREMENTS, WHICH COULD MAKE IT MORE DIFFICULT FOR US TO OPERATE OUR BUSINESS.

     Some telecommunications services that we offer, and intend to offer in the future, are, or may become, subject to regulation and certification requirements at the federal, state or local level. To date, we have received regulatory approvals in Massachusetts, New Jersey, New York and Texas, and have been certified to provide some forms of regulated telecommunications services within those jurisdictions. We intend to file applications for such authority in the near future in California, Georgia, Illinois, Virginia and Colorado. The law regarding regulation of telecommunications services as part of our service offerings is unclear in some jurisdictions.

     Moreover, we are actively pursuing additional certifications in the other areas in which we propose to operate. We do not know if we will be allowed to register in particular jurisdictions, or if our applications will be accepted, or if they would be granted without onerous terms. The application process could be lengthy and time consuming, requiring substantial resources and management time. If we suffer significant delays in obtaining requisite regulatory approvals, we may be unable to provide our services in our proposed markets, which could have an adverse effect on our intended rollout of services.

     Authorization as a telecommunications carrier also subjects us to on-going governmental regulation at the state and federal levels and any changes to those regulations or the adoption of future regulations, may make it more difficult for us to operate and subject us to increased costs. Many of our competitors may not be subject to similar regulation and, therefore, may have an additional competitive advantage. As a regulated entity, we may be required to pay a portion of revenues derived from the provision of telecommunications services to the Universal Services Fund.

OUR FAILURE TO NEGOTIATE AND ENTER INTO INTERCONNECTION AGREEMENTS WITH INCUMBENT LOCAL TELEPHONE COMPANIES COULD HARM OUR ABILITY TO CONDUCT BUSINESS.

     We seek to enter into interconnection agreements with incumbent local telephone companies in each region of the country in which we operate. Under federal law, incumbent local telephone companies have an obligation to negotiate with us in good faith to enter into new interconnection agreements or to allow us to opt into other competitive carrier interconnection agreements. If no agreement can be reached, either side may petition the applicable state telecommunications regulator to arbitrate remaining disagreements. Any delay in obtaining interconnection agreements in markets in which we seek to expand would delay our entry into these markets and could have a material adverse effect on our business and prospects. In addition, our interconnection agreements generally have terms of two to three years, and we cannot assure you that new agreements will be negotiated or that existing agreements will be extended on terms favorable to us or at all. Interconnection agreements must be approved by state regulators and are also subject to oversight by the Federal Communications Commission and the courts. These governmental authorities may modify the terms or prices of our interconnection agreements in ways that could adversely affect our ability to deliver service and our business and results of operations.

GOVERNMENT REGULATION OF THE INTERNET MAY IMPEDE OUR GROWTH AND INCREASE OUR OPERATING COSTS.

     There is currently only a limited body of law and regulation directly applicable to use of the Internet. However, due to the increasing use of the Internet, it is possible that new laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet and that existing laws and regulations may become applicable to the Internet. The adoption of future laws or regulations, or the application of existing laws and regulations, might decrease the growth of the Internet, decrease demand for our services, impose taxes or other costly regulatory or technical requirements on us, or otherwise increase our cost of doing business.

THE LOSS OF OUR KEY MANAGEMENT PERSONNEL WOULD SIGNIFICANTLY DISRUPT OUR
BUSINESS.

     Our future success depends upon the continued services of our executive officers and other key technology, sales, marketing and support personnel, who have critical industry experience and relationships that we rely on in implementing our business plan. Many of our officers or key employees are not bound by employment agreements for any specific term. The loss of the services of our officers or any of our other key employees could seriously interrupt our business. In addition, because the demand for employees in our market is intense, we may not be able to successfully locate, hire, and retain replacements or other key management personnel on a timely and cost-effective basis.

OUR NEW MANAGEMENT TEAM MUST PROVE THAT IT CAN WORK TOGETHER EFFECTIVELY.

     We have recently hired nearly all of our senior management team, including our chief executive officer, chief financial officer and chief operating officer. As a result, our management team has worked together for only a brief period of time. Our ability to effectively execute our strategies will depend in part upon our ability to integrate our current and future managers into our operations. If our executives are unable to operate together effectively, our business, financial condition and results of operations will be materially adversely affected.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WHICH COULD RESULT IN INCREASED COSTS TO US.

     We have not sought patent protection on any of our services or processes. We rely upon a combination of trademark law, trade secret protections, copyright law, confidentiality agreements and other contractual arrangements with our employees, consultants and third parties to establish and protect our proprietary rights. The steps we have taken to protect our intellectual property rights will likely provide less protection than the level given by patents and may prove to be inadequate. Notwithstanding our efforts, third parties may still infringe or misappropriate our proprietary rights. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which we eventually operate to the same extent available in the United States. We may be unable to detect the unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. Defending our intellectual property rights could also result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition and results of operations.

     Although we enter into proprietary information and invention assignment agreements with our employees and consultants and control access to and distribution of our proprietary information, unauthorized parties, including departing employees, consultants, strategic partners and others, may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is very difficult, and we may be unable to prevent misappropriation of our technology.

WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS BY THIRD PARTIES, WHICH MAY RESULT IN LOSS OF REVENUES.

     Third parties may in the future assert trademark, copyright, patent and other intellectual property rights claims or initiate litigation against us or our suppliers or customers with respect to existing or future services. Although we believe that our operations do not infringe on the intellectual property rights of others, other parties may assert claims against us that we have misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them. Any infringement or related claims, even if not meritorious, could be costly and time consuming to litigate, may distract management from other tasks of operating our business, may result in the loss of significant rights and may adversely affect our ability to operate our business.

BECAUSE OUR SERVICES UTILIZE COMPLEX TECHNOLOGIES AND ARE DEPLOYED IN COMPLEX ENVIRONMENTS, PROBLEMS MAY ARISE THAT COULD SERIOUSLY HARM OUR BUSINESS.

     Due to the sophisticated nature of our infrastructure and the amount and complexity of the technologies we and our customers employ, there may be errors or defects in our infrastructure and technologies that may adversely affect the provision of our services. If we are unable to efficiently fix errors or other problems that may be identified, we could experience:

     - loss of revenues and market share;

     - loss of customers and credibility;

     - inability to attract new customers or achieve market acceptance;

     - increased costs;

     - diversion of development resources; and

     - legal actions by our customers.

     Any one or more of these results could have a material adverse effect on our business, financial condition and results of operations.

AS AN INTERNET ACCESS PROVIDER, WE MAY INCUR LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK.

     The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against us based on the nature and content of the materials disseminated through our systems. The imposition upon us of liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources, or to discontinue some of our service offerings. Any costs that are incurred as a result of such measures or any imposition of liability could harm our business.

WE MAY BE SUBJECT TO ENVIRONMENTAL RISKS INHERENT IN THE ON-SITE STORAGE OF DIESEL FUEL AND BATTERIES.

     Our OpenCenters(TM) contain tanks for the storage of diesel fuel and significant quantities of lead acid batteries to provide back-up power generation and uninterrupted operation of our customers' equipment.

We maintain an environmental compliance program that includes the implementation of required technical and operational procedures designed to minimize the potential for leaks and spills, maintenance of records and manufacturer's recommended preventative maintenance. However, we cannot assure you that these systems will at all times remain free from leaks or that the use of these systems will not result in spills. Any leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to our operations and expenditures that could have a material adverse effect on our business, financial condition and results of operations.

OUR EXISTING STOCKHOLDERS WILL CONTROL ALL MATTERS REQUIRING A STOCKHOLDER VOTE, AND THEIR INTERESTS MAY CONFLICT WITH YOURS.

     Upon completion of this offering, our management and principal stockholders
will control approximately           % of our outstanding common stock. If all
of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. For instance, these stockholders would be able to control the outcome of all stockholder votes, including votes concerning director elections, charter and bylaw amendments and possible mergers, corporate control contests and other significant corporate transactions. Their interests may conflict with your interests. In addition, this concentration of stock ownership could have the effect of preventing or delaying a change of control or otherwise discouraging a potential acquirer from attempting to obtain control of us. As a result, the market price of our common stock could decline.

PROVISIONS OF DELAWARE LAW AND OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY MAKE A TAKEOVER MORE DIFFICULT.

     Provisions in the Delaware corporate law, our certificate of incorporation and our bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, upon the completion of this offering, we will have a staggered board of directors, which will make it difficult for stockholders to change the composition of the board of directors. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors, which may reduce the market price of our common stock.

     Prior to the completion of this offering, we intend to adopt a stockholder rights plan. This plan will entitle our stockholders to rights to acquire additional shares of our common stock when a third party acquires 15% of our common stock or commences or announces its intent to commence a tender offer for at least 15% of our common stock. This plan could delay, deter or prevent a change of control.

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK.

     Before this offering, there has been no public market for our common stock. Although we have applied to have our common stock quoted on the Nasdaq National Market, an active trading market for our shares may not develop or be sustained following this offering. Purchasers in this offering may not be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price was determined through negotiations between us and the underwriters and may not be indicative of the market price for these shares following this offering.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including:

     - failure to meet our growth strategy;

     - the demand for our common stock;

     - downward revisions in securities analysts' estimates or changes in general market conditions;

     - technological innovations by competitors or in competing technologies;
       and

     - investor perception of our industry or our prospects.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price per share will be substantially higher than the net tangible book value per share immediately after the offering. If you purchase common stock in this offering, you will incur dilution of
$          per share from the price per share you paid based on pro forma as
adjusted net tangible book value at             , 1999. We also have
--------- outstanding stock options to purchase our common stock as of
            , 2000 with exercise prices significantly below the initial public offering price of the common stock. To the extent these options are exercised, there will be further dilution.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Substantial sales of our common stock in the public market following this offering, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity
capital in the future. After this offering, we will have           shares of
common stock outstanding. Of these shares, the           shares sold in this
offering, or           shares if the underwriters' over-allotment is exercised
in full, will be freely tradeable. Substantially all of the remaining shares will be subject to 180-day lock-up agreements. Of these shares, up to shares may be available for sale in the public market 180 days after the date of this prospectus, subject to compliance with Rule 144 under the Securities Act of 1933, and the balance will be available for sale at various times thereafter, also subject to compliance with Rule 144. In addition, after
this offering, we intend to register           shares of common stock for
issuance under our stock incentive plan and 1,000,000 shares of common stock under our employee stock purchase plan. As of April 5, 2000, options to purchase shares of common stock were issued and outstanding, of which options
to purchase           shares have vested. Additionally, up to 15,000 common
shares and 21,000 preferred shares are issuable upon the exercise of warrants that were issued to RTE Holdings, LLC, and one of our lenders, respectively, pursuant to warrant agreements. We cannot predict if future sales or issuances of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

     After this offering, the holders of approximately           million shares
of our common stock, including shares issuable upon the exercise of outstanding warrants, will have rights, subject to some conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. Furthermore, if we were to include in a company-initiated registration statement shares held by those holders pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING.

     Our board of directors and our management will have broad discretion over the use of the net proceeds of this offering. Investors will be relying on the judgment of our board of directors and our management regarding the application of the proceeds of this offering.

                           FORWARD-LOOKING STATEMENTS

     Some of the information under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risk and uncertainties, there are important factors, including the factors discussed under "Risk Factors," that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of our common stock in this
offering will be approximately $               , based on an assumed initial
public offering price of $     per share, after deducting the estimated
underwriting discount and our estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds
will be approximately $               . We expect to use the majority of our net
proceeds to construct and equip our facilities. The remaining net proceeds will be used for working capital and other general corporate purposes.

     A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies and services. However, we currently have no agreements or commitments with respect to any such transaction.

     We will invest the net proceeds in government securities and other short-term, investment-grade securities pending use.

                                DIVIDEND POLICY

     To date, we have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our earnings for future growth and development of our business and, therefore, do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

     You should read this table in conjunction with the sections entitled "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

     The following capitalization table sets forth as of December 31, 1999:

     - Our actual capitalization; and

     - Our pro forma as adjusted capitalization after giving effect to the conversion upon the completion of this offering of 22,322,502 shares of redeemable convertible preferred stock into common stock and the receipt
       of the estimated proceeds of $     from this offering, assuming an
       initial public offering price of $     per share after deducting the
       underwriting discount and estimated offering expenses of $       .

                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                                        PRO FORMA AS
                                                              ACTUAL      ADJUSTED
                                                              -------   ------------
                                                                  (IN THOUSANDS)
CASH AND CASH EQUIVALENTS:..................................  $17,564     $
                                                              -------     -------
LIABILITIES:
Capital lease obligations, including current portion of
  $185......................................................      418         418
Notes payable, including current portion of $458............    1,829       1,829
                                                              -------     -------
Total notes payable and capital lease obligations...........    2,247       2,247
                                                              -------     -------
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series A redeemable convertible preferred stock, $0.01 par
  value, 4,343,500 shares authorized, 4,322,500 issued and
  outstanding, at December 31, 1999; none issued and
  outstanding pro forma as adjusted.........................    4,470          --
Series B redeemable convertible preferred stock, $0.01 par
  value; 18,666,669 shares authorized, 18,000,002 issued and outstanding, at December 31, 1999; none issued and
  outstanding, pro forma as adjusted........................   26,914          --
                                                              -------     -------
          Total redeemable convertible preferred stock......   31,384          --
                                                              -------     -------
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.01 par value; 28,125,169 shares authorized,
  3,000,000 shares issued and outstanding, actual;
  shares issued and outstanding, pro forma as adjusted......       30
Additional paid-in-capital..................................      501
Deferred stock-based compensation...........................     (764)       (764)
Accumulated deficit.........................................   (6,042)     (6,042)
                                                              -------     -------
          Total stockholders' equity (deficit)..............   (6,275)
                                                              -------     -------
          Total capitalization..............................  $27,356     $
                                                              =======     =======

     The capitalization table excludes:

     - shares of common stock to be issued pursuant to the over-allotment option;

     - 670,846 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.40 per share, as of March 31, 2000;

     - 3,864,154 shares of common stock reserved for future issuance under our stock incentive plan and employee stock purchase plan, as of March 31, 2000;

     - up to 15,000 shares of common stock and 21,000 shares of redeemable convertible preferred stock issuable upon the exercise of warrants at an exercise price of $1.50 per share and $1.00 per share, respectively; and

     - The issuance of 100,000 shares of common stock issued in connection with our acquisition of the personnel and a portion of the assets and liabilities of KennTech, a consulting firm with which we formerly contracted for the selection, design and construction program management of our OpenCenters(TM).

                                    DILUTION

     Our pro forma net tangible book value as of December 31, 1999 was $24.8 million, or $0.98 per share of outstanding common stock, after giving effect to the conversion upon completion of this offering of all redeemable convertible preferred stock into common stock. The pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by 25,322,502 shares of common stock outstanding on a pro forma basis before this offering. Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after this offering. After giving effect to this offering, the pro forma as adjusted net tangible book value at December 31, 1999 would have
been $            , or $            per share. This represents an immediate
increase in net tangible book value of $            per share to existing
stockholders and an immediate dilution in net tangible book value of
$            per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share before this
     offering...............................................  $   0.98
  Increase per share attributable to new investors..........
  Pro forma net tangible book value per share after this
     offering...............................................
Dilution per share to new investors.........................              $

     The following table summarizes, on a pro forma as adjusted basis as of December 31, 1999, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. Existing, stockholder data is computed assuring conversion of all outstanding redeemable convertible preferred stock as of December 31, 1999. These amounts do not include estimated underwriting discounts and commissions and offering expenses payable by us. The table assumes that the initial public offering price will be
$            .

                                               SHARES                    TOTAL
                                              PURCHASED              CONSIDERATION          AVERAGE
                                        ---------------------    ----------------------      PRICE
                                          NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                        ----------    -------    -----------    -------    ---------
Existing stockholders.................  25,322,502         %     $31,915,000       --%       $1.26
New investors.........................                     %     $                   %       $
                                        ----------      ---      -----------      ---
Total.................................                  100%                      100%
                                        ==========      ===      ===========      ===

     The above table assumes no exercise of stock options or warrants. As of December 31, 1999, there were options outstanding to purchase 1,144,546 shares of common stock at a weighted average exercise price of $0.40 per share and outstanding warrants to purchase 15,000 shares of common stock and 21,000 shares of preferred stock at an exercise price of $1.50 and 1.00 per share, respectively. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. In addition, we may agree to issue additional warrants to acquire common stock to property owners in conjunction with our site acquisition efforts, and we may issue equity securities to pay for acquisitions.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the period from November 10, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999 have been derived from our audited consolidated financial statements. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, all of which appear elsewhere in this prospectus. The pro forma net loss per share is computed based upon the weighted average number of common shares outstanding and conversion of all outstanding redeemable convertible preferred stock into an equivalent number of shares of common stock.

                                                                 PERIOD FROM
                                                              NOVEMBER 10, 1998       YEAR ENDED
                                                               TO DECEMBER 31,       DECEMBER 31,
                                                                    1998                 1999
                                                              -----------------      ------------
                                                                (IN THOUSANDS, EXCEPT SHARE AND
                                                                        PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................................     $       --           $      258
Operating expenses:
  Costs of revenues.........................................             --                2,439
  Selling and marketing.....................................             --                  488
  General and administrative................................             85                2,970
  Depreciation and amortization.............................             --                  267
  Amortization of stock-based compensation..................             --                   89
                                                                 ----------           ----------
     Loss from operations...................................            (85)              (5,995)
Interest income, net........................................             --                   38
                                                                 ----------           ----------
Net loss....................................................            (85)              (5,957)
Accretion of preferred stock redemption premium and issuance
  costs.....................................................             --                 (331)
                                                                 ----------           ----------
Net loss attributable to common stockholders................     $      (85)          $   (6,288)
                                                                 ==========           ==========
Net loss per share attributable to common stockholders......     $    (0.03)          $    (2.10)
                                                                 ==========           ==========
Weighted average common shares..............................      3,000,000            3,000,000
                                                                 ==========           ==========
Pro forma net loss per share:
Basic and diluted (unaudited)...............................                          $    (0.74)
                                                                                      ==========
Pro forma weighted average number of common shares
  outstanding:
Basic and diluted (unaudited)...............................                           8,039,630
                                                                                      ==========

     The pro forma, as adjusted balance sheet data reflects:

     - the conversion of 22,322,502 shares of series A and B redeemable convertible preferred stock into an identical number of shares of common stock; and

     - the issuance by us of           shares of common stock in this offering
       at an initial public offering price of $          , after deducting the
       underwriting discount and estimated offering expenses of approximately
       $          .

                                                                 AS OF
                                                              DECEMBER 31,     PRO FORMA
                                                                  1999        AS ADJUSTED
                                                              ------------    -----------
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................    $17,564
Property and equipment, net.................................     12,304          12,304
Total assets................................................     30,415
Total debt, including capital leases........................      2,247           2,247
Redeemable convertible preferred stock......................     31,384              --
Stockholders' equity (deficit)..............................     (6,275)

     EBITDA consists of net loss excluding interest income, net, income taxes, depreciation and amortization and amortization of stock-based compensation. We expect that depreciation and amortization will increase considerably as we add additional facilities. We believe that because EBITDA is a measure of financial performance, it is useful to investors and analysts as an indication of a company's ability to fund its operations and to service or incur debt. However, EBITDA is not a measure calculated under generally accepted accounting principles and may not be comparable to similarly titled amounts reported by other companies. We do not expect to generate positive EBITDA in the near term.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                                                                  (IN
                                                               THOUSANDS)
OTHER OPERATING DATA:
Capital expenditures........................................    $ 12,571
EBITDA......................................................      (5,639)
Net cash used in operating activities.......................      (3,087)
Net cash used in investing activities.......................     (12,055)
Net cash provided by financing activities...................      32,706

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Our principal activities through August 1999 included securing space for and constructing our facilities, obtaining licenses to operate as a telecommunications carrier, marketing our space and services to customers, raising funds and hiring personnel to support our growth. Beginning in August 1999 we started generating revenues from operations at our Somerville facility. We have experienced operating losses and generated negative EBITDA since our inception, and we expect to continue to generate operating losses and negative EBITDA for the foreseeable future as we develop new facilities, obtain licenses as a telecommunications carrier, market our space and services to customers, expand our personnel and build our internal information systems. We have a limited operating history and therefore, prospective investors have limited operating and financial information upon which to evaluate our performance.

     As of March 31, 2000, we had entered into leases for nine sites, four of which are operational and one of which is under construction. We intend to have approximately eight facilities operational by the end of 2000. As a result of this build-out strategy, we will significantly increase our costs of revenues, general and administrative expenses and depreciation and amortization expenses.

     On average, we expect a new domestic facility of 40,000 square feet to cost approximately $14.3 million to construct and equip. We believe it takes three months on average to complete construction of a facility. In many cases we are able to accept customers and begin generating revenues before a facility is fully completed.

DESCRIPTION OF OPERATIONS

  Revenues

     We derive revenues from license fees, sales of our various value-added services and installation fees. License fees refer to the fees for the space utilized by our customers. Value-added service offerings include technical operations expertise, network services, network design and integration, Internet and telecommunications interconnection, access and transport services, data backup and equipment monitoring. Contracts for these services are paid monthly and terms can vary by customer and offering. Installation fees are one-time charges to customers for the initial set-up of their equipment, which are amortized over the life of the applicable customer contract. We license a significant amount of a facility's licensable square footage to anchor customers. Contracts for anchor customers generally range from three to ten years and are typically paid on a monthly basis, although a significant portion of these payments may be made in advance. Contracts for other customers range from one to three years and are paid on a monthly basis.

     Our ability to generate revenues will be affected by:

     - the availability of suitable space for construction of our facilities;

     - competition for customers;

     - demand for our technical services;

     - the continued growth in the Internet, telecommunications and data storage markets;

     - federal communications laws and our regulatory status as a licensed common carrier; and

     - our ability to maintain or increase pricing terms.

  Costs of revenues

     The costs of revenues include occupancy, communication and network infrastructure expenses, salaries and benefits for operations and engineering personnel and for facility maintenance and repair expenses.

     Occupancy expenses primarily reflect the leasing of space and related utility, security and cleaning expenses.

     Communication and network infrastructure expenses primarily reflect the costs associated with obtaining communication services from various telecommunications carriers and Internet connectivity providers.

     Operations and engineering expenses relate primarily to personnel and related costs to operate and monitor each of our facilities and provide technical and installation services to our customers. Network operations center expenses primarily include personnel and related costs to monitor network capacity and activity twenty-four hours a day, seven days a week.

  Selling and marketing

     Selling and marketing expenses include sales and marketing employee salaries, benefits and commissions, as well as other marketing, development, advertising and promotional expenses.

  General and administrative

     General and administrative expenses primarily include personnel and related costs associated with our corporate administration, business development, legal, finance, human resource and management information system functions.

  Depreciation and amortization

     Depreciation and amortization expense primarily include the depreciation of facility construction costs, leasehold improvements and network and facility equipment.

  Amortization of stock-based compensation expense

     Amortization of stock-based compensation reflects non-cash charges recorded for stock-based compensation.

RESULTS OF OPERATIONS

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1999

     We had no facilities open as of January 1, 1999. We began accepting customers and generating revenues at our Somerville, Massachusetts facility in August 1999. In addition, we generated revenues from three other facilities that began accepting customers in the fourth quarter of 1999.

  Revenues

     Revenues for the year ended December 31, 1999 were $258,000, substantially all of which were generated from a single customer, StorageNetworks, Inc. These revenues relate principally to license fees.

  Costs of revenues

     The costs of revenues for the year ended December 31, 1999 were $2.4 million and reflect the operation of our Somerville, Massachusetts facility and three other facilities for the last four months of the year.

  Selling and marketing

     Selling and marketing expenses for the year ended December 31, 1999 were $488,000 and the majority of these expenses were incurred in the second half of the year when our first facility became operational.

  General and administrative

     General and administrative expenses for the year ended December 31, 1999 were $3.0 million and primarily reflect personnel and related recruiting and relocation expenses, as well as legal expenses associated with the establishment and development of our business.

  Depreciation and amortization

     Depreciation and amortization expense for the year ended December 31, 1999 was $267,000 and primarily reflects four months of in-use improvements and equipment at our four operating facilities.

  Amortization of stock-based compensation expense

     Amortization of stock-based compensation expense for the year ended December 31, 1999 was $89,000. From January 1, 2000 through April 5, 2000, we granted options to purchase 115,800 shares of common stock at a weighted average exercise price of $0.40 and options to purchase 303,250 shares of common stock at a weighted average exercise price of $2.30.

  Interest income, net

     Interest income, net, for the year ended December 31, 1999 was $38,000 and primarily reflects interest earned on the $26.7 million of cash and cash equivalents received in November and December 1999 from the sale of our series B preferred stock.

RESULTS FOR THE PERIOD FROM NOVEMBER 10, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

     For the period from November 10, 1998 (date of inception) to December 31, 1998, we incurred $85,000 of general and administrative expenses related to the initial development, organization and planning of our business.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our business primarily from approximately $31.1 million of net proceeds from the sale of our preferred stock, including approximately $26.7 million in net proceeds from the sale of our series B preferred stock in November and December 1999.

     We had no capital expenditures in 1998. Our capital expenditures and equipment acquired under capital leases in 1999 totaled approximately $12.6 million and were made primarily to construct and equip our operating facilities. We expect that our capital expenditures will be substantially higher in future periods as we build and equip new facilities both in the U.S. and abroad. We will also require financing to fund our operating losses, which we expect will increase substantially as we continue to grow our business.

     As of March 31, 2000, we were obligated to make minimum lease payments under noncancelable operating leases of $4.8 million in 2000, $6.7 million in 2001, $6.8 million in 2002, $6.9 million in 2003, $7.0 million in 2004 and
$103.5 million in the aggregate in subsequent years. As of December 31, 1999, we were also obligated to make future minimum lease payments under capital leases of approximately $473,000. Our lease obligations will increase substantially in future periods as we enter into leases covering additional collocation facilities. To ensure that we have multiple telecommunications carriers serving our facilities, we generally place orders with up to three carriers prior to completing facility construction. These orders generally require us to pay installation fees and minimum monthly charges for periods ranging from one to three years. As of March 31, 2000, we had placed orders with five telecommunications carriers to connect our facilities with 22 circuits and who charged a monthly service charge of approximately $3,500 per circuit. Also, as of March 31, 2000, we had placed orders for the purchase of equipment to be installed in our facilities totaling approximately $1.0 million.

     We have a bank loan agreement, which is collateralized by the underlying equipment it was used to purchase, for $2.0 million. This loan bears interest at a weighted average rate of 12.6%. The loan is payable in monthly installments ending in April of 2003.

     Cash flow used in operations totaled $3.1 million for the year ended December 31, 1999. The operation of four facilities and the addition of personnel to support our operations with minimal corresponding revenue increased our cash outflow.

     Cash flow used in investing activities totaled $12.1 million relating to the construction of four facilities in 1999.

     Cash flow provided by financing activities of $32.7 million reflects the issuance of series A and B preferred stock and net borrowings in the form of notes payable and capital leases. The proceeds from these issuances have been and will continue to be used to fund our operating and investing activities. From January 1, 2000 through March 10, 2000, we issued 666,667 shares of series B preferred stock at $1.50 per share for total proceeds of $1.0 million.

     We intend to use the proceeds of this offering primarily to fund the construction and operation of our facilities, to purchase related equipment and for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies or services.

     We estimate that our current cash resources and the net proceeds from this offering will be sufficient to fund our operations and the build-out of new facilities and continue development of operations support systems through the end of the second quarter of 2001. If we are unable to complete this offering, we intend to scale back and delay our planned network and operational infrastructure expansion.

     We expect to continue to grow our business and to build additional facilities in order to significantly expand our geographic reach. Accordingly, we expect that we will need to arrange for additional sources of capital through the issuance of debt or equity or bank borrowings. We have no commitments for any such additional financing, and we cannot be sure that we will be able to obtain any such additional financing at the times required and on terms and conditions acceptable to us. In such event, our growth could slow and operations could be adversely affected.

     The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of many factors, including but not limited to:

     - our ability to secure space that meets our criteria;

     - our ability to meet construction requirements;

     - our ability to obtain favorable prices for purchases of equipment; and

     - demand for our services.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not use derivative financial instruments. We generally place our cash and cash equivalents in investment grade securities, primarily U.S. government obligations with contractual maturities of less than 90 days. We do not expect any material loss from our cash and cash equivalents and, therefore, believe our potential interest rate risk is not material. We operate primarily in the U.S., and all sales have been made in U.S. dollars. Accordingly, there has not been any exposure to foreign currency rate fluctuations.

YEAR 2000 COMPLIANCE

     The year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, certain computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations.

     We have not to date experienced any material problems as a result of the year 2000 issue. Costs to ensure that our systems and networks are year 2000 compliant have not been, and are not expected to be, material. We do, however, continue to monitor our systems for year 2000 compliance, including substantial testing of the compatibility of all new systems that we introduce into our existing infrastructure.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. We will adopt SFAS No. 133 in 2001, in accordance with SFAS No. 137, which deferred the effective date of SFAS No. 133. The adoption of this standard in 2001 is not expected to have a material impact on our consolidated financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes the Staff's view in applying generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB 101 will be required in our second quarter of 2000, in accordance with SAB 101A which deferred the effective date by one quarter. We have evaluated the application of SAB 101 and determined that it will have no impact on reported revenues and net loss.

                                    BUSINESS

OVERVIEW

     We offer a Complete Collocation(TM) solution to our Internet, telecommunications and data storage customers that combines high-quality collocation facilities with a comprehensive suite of value-added services. Our OpenCenter(TM) collocation facilities provide a fully conditioned environment with high levels of security, reliable, high-capacity power supply and multi-stage fire detection and suppression systems in which our customers can locate their telecommunications, computer, network, data storage and other related equipment. Our value-added services encompass network design and integration, Internet and telecommunications network interconnection, access and transport services, data backup and equipment monitoring. The combination of our facilities and services enables our customers to outsource the location and operations of their equipment and we believe cost-effectively deepen their own service offerings, expand their geographic reach and shorten their time to market.

     We differentiate ourselves from our competition by designing flexible facilities that can accommodate a wide variety of Internet, telecommunications and data storage equipment and by offering what we believe to be the broadest array of services available. In addition, unlike many of our competitors, we are a licensed common carrier, enabling us to enter into interconnection agreements with local and long-distance telephone companies. This accelerates our customers' access to multiple carrier networks and expands their network service options.

     We opened our first OpenCenter(TM) in Somerville, Massachusetts in August 1999. As of March 31, 2000, we had entered into leases for nine sites, four of which are operational and one of which is under construction. We intend to have approximately eight facilities operational by the end of 2000. Beyond 2000, our strategy is to aggressively expand our presence by opening additional facilities targeting key communications centers in the U.S. and abroad. Our current customers include Broadwing, InterNAP Network Services Corporation, SAVVIS Communications Corporation, StorageNetworks, Inc. and White Pine Software, Inc.

MARKET OPPORTUNITY

     The market for operations of the Internet, telecommunications and data storage industries is expected to grow dramatically. Forrester Research predicts that the U.S. market for web hosting will grow from an estimated $3.5 billion in 2000 to $14.7 billion in 2003. Forrester Research also predicts that, within this broader market, the submarket for web hosting collocation services will grow from an estimated $1.6 billion in 2000 to $4.4 billion in 2003. International Data Corporation predicts that the U.S. market for telecommunications services will grow from an estimated $193 billion in 1997 to $252 billion in 2002. In addition, IDC also predicts that the worldwide data storage market will grow from $29 billion in 1999 to $46 billion in 2003. We are not aware of any reliable forecasts relating to the growth in the submarkets for collocation of telecommunications services or data storage, but we expect the growth in these submarkets to be significant.

     The demand driving the growth in the Internet, telecommunications and data storage industries is also driving our target customers to be able to access these markets efficiently and cost-effectively. Historically, our target customers have accessed these markets by either building their own facilities or collocating their equipment in carrier-operated facilities. Building their own facility, however, can take substantial time because it requires a team of individuals to identify an appropriate site, negotiate a lease, negotiate contracts with equipment vendors, manage construction, integrate network operations centers, implement a disaster recovery plan and staff the facility. This alternative and type of facility is therefore time, resource and capital intensive.

     In today's environment there are three choices available to those companies that do not wish to build their own facilities:

     - TRADITIONAL COLLOCATION FACILITIES, such as those owned and operated by incumbent local telephone companies and competitive local telephone companies, have historically provided limited support and flexibility. We believe that these facilities cannot support the increased demand and flexibility required by the customers we target because they provide limited equipment operations and value-added services to the customer. In addition, because such facilities are carrier-operated, customers within these facilities often have no choice but to use that carrier's network.

     - TELCO HOTELS are buildings in which real estate entities lease space for telecommunications purposes. Telco hotels specialize in providing unimproved operating space and, therefore, service providers who utilize telco hotels typically incur large capital expenditures in conjunction with the buildout and improvement of their lease space. In addition, telco hotels do not provide operations and value-added services to the customer.

     - VALUE-ADDED COLLOCATION FACILITIES, including those offered by Colo.com, Equinix and GlobalCenter, provide services beyond physical space, such as facility monitoring and operations support, but we believe lack the combination of high-quality facilities, support for a range of applications, open network access, and comprehensive operations and value-added services.

OUR SOLUTION

     Our Complete Collocation(TM) solution is designed to address the individual operational requirements of our customers. It combines the quality of traditional incumbent local telephone company facilities with what we believe is the broadest range of value-added services available in an equipment-flexible, open-network-access environment. The key elements of our Complete
Collocation(TM) solution include:

     - STATE-OF-THE-ART FACILITIES. Our OpenCenters(TM) are designed and constructed to exceed the highest standards of telecommunications carriers. These facilities provide our customers with a fully conditioned environment with high-levels of security; a reliable, high-capacity power supply; multi-stage fire detection and suppression systems; and comprehensive systems monitoring.

     - CUSTOMER EQUIPMENT FLEXIBILITY. Our Complete Collocation(TM) solution satisfies our customers' needs to house their diverse Internet, telecommunications and data storage equipment in a single location. Our OpenCenter(TM) architecture enables our customers to implement applications across the different infrastructure requirements of the Internet, telecommunications and data storage industries.

     - OPEN NETWORK ACCESS. Our OpenCenters(TM) provide our customers with access to multiple network providers offering connectivity to different types of networks. This open access promotes choice, reliability and cost efficiency for our customers. We have developed critical, nonexclusive relationships with established metropolitan area and long-haul carriers to provide maximum choice for our customers. As a result of having multiple communication carrier alternatives, our customers are able to avoid the threat of a single point of network failure and can significantly reduce their network costs.

     - VALUE-ADDED SERVICES. We provide a comprehensive suite of value-added services to meet our customers' evolving needs. In addition to traditional collocation services, we provide our customers with network design and integration, Internet and telecommunications network interconnection, access and transport services, data backup and equipment monitoring. By standardizing these services and offering them to multiple customers from a single location we reduce our customers' costs.

     - OPERATIONS CENTER. Our network operations center enables our customers to rely on us as a single source to monitor, troubleshoot and support their networks and equipment. Our center provides 24x7 real-time monitoring of circuit connectivity, network performance and equipment status. This monitoring is seamlessly linked to trouble ticketing, customer service and technical support to provide continuous operations for our customers.

     - ANCHOR CUSTOMERS. We plan to license a significant portion of the space in each of our facilities to our anchor customers. Anchor customers are typically larger customers who themselves provide services that we believe our target customers will utilize, such as network and infrastructure components that enhance our overall service offerings and attract other customers to our facilities.

STRATEGY

     Our goal is to be a world-class provider of collocation facilities and operations services for businesses in the Internet, telecommunications, and data storage industries. To achieve our goal, we have developed a business strategy that defines collocation as a full-service offering, rather than just providing a physical location for customer equipment. Our focus is on the development and implementation of high-quality facilities and the provision of increasingly high value-added services to our customers.

     Our strategy includes the following elements:

     - PRIORITIZE CUSTOMER CARE. We are fully committed to providing a single-source solution that addresses our customers' critical operations requirements, allowing them to concentrate on growing their businesses. In consultation with our customers, our sales and marketing teams develop solutions tailored to each customer's specific requirements. To support these solutions, we have assembled a multi-disciplined team of technicians to provide end-to-end customer care, twenty-four hours a day, seven days a week.

     - DEVELOP STRONG CARRIER RELATIONSHIPS. Our operations group works to ensure that our facilities are served by the incumbent local telephone company, at least two competitive local telephone companies and at least one provider of fiber optic cable not carrying a signal, or dark fiber. Service from multiple carriers permits our customers to achieve a high level of network reliability and provides them with the ability to quickly and easily increase their bandwidth capacity.

     - CAPITALIZE ON CARRIER STATUS AND INTERCONNECTION RIGHTS. We have, or are obtaining, certification as a common carrier in each state in which we operate to enhance customer choice by providing access to the broadest number of networks. As a result of our common carrier status, we are able to enter into interconnection agreements with the local telephone company in each region of the country in which we operate. The combination of our common carrier status and multiple interconnection agreements allows us to economically build our own metropolitan area access networks, which in turn allows our customers to easily access multiple local and long-haul networks. This access can significantly reduce our customers' time to market and their network costs.

     - PURSUE LONG-TERM CONTRACTS WITH CUSTOMERS. We seek to enter into long-term license agreements with anchor customers in each of our facilities. These license agreements provide us with a stable stream of revenue and allows us to better manage our future physical infrastructure and bandwidth requirements. We expect that a portion of these contracts will be paid for up-front, creating an additional source of capital to fund our business plan.

     - STANDARDIZE FACILITY DESIGN. Using a rigorous product development methodology, we have created a modular and replicable design for our OpenCenters(TM), which greatly reduces the time it takes us to construct and open a new facility. Our standardized design provides our customers with uniform services from facility to facility, reduces our operating costs and enables us to deploy upgrades rapidly across all of our facilities and significantly speeds our time to market. To further our strategy to standardize facility design, we recently acquired the personnel and a portion of the assets and liabilities of Kennedy and Rossi Technology Builders, or KennTech, a consulting firm with which we formerly contracted for the selection, design and construction program management of our OpenCenters(TM).

     - UP-SELL EXISTING CUSTOMER BASE. We continually seek to identify, develop and implement higher-value services, and sell these as add-on services to our existing customers. We see a progression in the value of our service offerings, beginning with the leasing of the space itself, and moving to facility operation, on-site technical support, operating system configuration and applications support. This allows us to strengthen relations with our customers and progressively assume additional aspects of their operations.

     - PROMOTE PROPRIETARY BRANDS. We are seeking to establish a nationally recognized family of brands to strengthen our position within our target markets and to continue to build customer confidence in our service offerings. We promote several brand names, including CO Space(TM), our primary brand, CO FlexSpace(TM), CO Connect(TM), and CO Services(TM). We strive to associate our brands with quality, flexibility and ease of use, and promote our brands through a variety of media, including collateral material, advertising, public relations and our website.

CUSTOMERS

     In response to the rapidly expanding Internet, telecommunications and data storage markets, we have designed our service offerings to meet the individual space, connectivity and operations needs of a variety of customers within each market:

     - Internet -- Internet service providers; web hosting providers; e-commerce companies; digital subscriber line, or DSL, providers; enterprise hosting; and application service providers;

     - Telecommunications -- competitive and incumbent local telephone companies; interexchange carriers; enhanced service providers; and international providers; and

     - Data Storage -- primary data storage; backup data storage; and enterprise data storage.

     For each of our facilities, we target one or more anchor customers who we expect will license a significant portion of the space within the facility, while we license the remainder of the available space to customers with space requirements as small as one 2'x2' rack cabinet.

     We enter into license agreements with our customers that provide them with secure space for the installation, maintenance and operation of their equipment, various value-added services, 24x7 access to their equipment and reliable, high-capacity power supply. Our smaller customers typically license space for one to three years, while our anchor customers typically license space for a period of up to 10 years, with renewal options in some cases.

     Our customers include, among others, the following service providers:

     - BROADWING, a nationwide provider of voice, data, wireless and Internet services;

     - INTERNAP NETWORK SERVICES CORPORATION, a leading provider of fast, reliable and centrally managed Internet connectivity services targeted at businesses seeking to maximize the performance of mission-critical Internet-based applications;

     - SAVVIS COMMUNICATIONS CORPORATION, a provider of high-quality, global data networking and Internet-related services;

     - STORAGENETWORKS, INC., a provider of data storage services serving emerging e-commerce companies and established enterprises; and

     - WHITE PINE SOFTWARE, INC., a provider of software solutions that facilitate worldwide video and audio communication and data collaboration across the Internet.

     We provide value to our customers through a combination of the following elements:

     - Diligent focus on customer care;

     - High-quality facilities that support all types of communications equipment and provide open network access, increased choice of network providers and easy access to unbundled network elements from the incumbent local telephone company;

     - A range of services that includes technical operations services, a network operations center and value-added services, such as data backup; and

     - Depth of coverage in geographic markets served.

     We enable our anchor customers, such as Broadwing and InterNAP, to focus on their core services by providing collocation solutions for them and their customers and by offering a comprehensive suite of operations services. We enable customers with smaller space requirements to benefit from our high-quality facilities, and choice of network providers, as well as affording them access to the combined solutions that we develop with our anchor customers.

OUR SERVICE OFFERINGS

     Our service offerings fall into three broad categories: CO FlexSpace(TM), our facility space offering; CO Connect(TM), our connectivity offerings; and CO Services(TM), our monitoring, operations and value-added services. The following table describes our current service offerings, as well as those under development, and the customer benefits of these service offerings:

         SERVICE                           SUMMARY                          CUSTOMER BENEFITS
 CO FLEXSPACE(TM)
  CO FlexSpace Cabinet        Core space offering includes          Low initial cost; low operating
  CO FlexSpace Cage           various size cabinets, cages and      costs; rapid deployment; access to
  CO FlexSpace Private        private rooms.                        multiple networks; support for a
     Room                                                           broad range of equipment.
  CO FlexSpace Custom         Space constructed to customer         Customer branded and configured.
                              specifications.
  CO FlexSpace Office         Office space and conference           Provides a presence for customer
                              facilities.                           personnel in proximity to
                                                                    equipment.
 CO CONNECT(TM)
  CO Connect Internet 10      Provides high-bandwidth access to     High-bandwidth Internet access;
  CO Connect Internet 100     the Internet for businesses such      immediate installation;
                              as web hosters, Internet service      reliability; elimination of
                              providers, or ISPs, and               expenses for dedicated connection
                              application service providers, or     and the capital and operations
                              ASPs.                                 expense of deploying equipment to
                                                                    connect to an ISP.
  CO Connect                  Provides for connection of            Connection to carrier(s) of
    Cross-Connects            telecommunications circuits           customer's choice and services
                              entering an OpenCenter(TM) to a       offered by providers in an
                              customer's space (cabinet, cage or    OpenCenter(TM).
                              private room).
  Transport Services          Provides high-speed connectivity      Rapid deployment; increased
                              from our OpenCenter(TM) to other      choice; one-stop shopping;
                              locations (telco hotels,              competitive pricing.
                              interexchange carriers, or IXCs,
                              and ISPs) within a metropolitan
                              area.

           SERVICE                            SUMMARY                         CUSTOMER BENEFITS
 CO SERVICES(TM)
  Data Backup                    Stores contents of customer's        Capital/labor savings for
                                 servers to tape on a regular         customer; protection in the event
                                 basis to protect against disk or     of hardware failure.
                                 server failure.
  Equipment Monitoring           Monitors customer's equipment for    Minimizes unplanned downtime due
                                 outages and signs of performance     to undetected faults; decreased
                                 degradation using our network        deployment cost.
                                 operations center, and reports
                                 problems to customer.
  Network Equipment              Monitors customer's network          Minimizes unplanned downtime due
  Monitoring                     elements for outages and signs of    to undetected faults; decreased
                                 performance degradation using our    deployment cost.
                                 network operations center, and
                                 reports problems to customer.
  Circuit Monitoring             Monitors customer's circuits for     Minimizes unplanned downtime due
                                 outages and signs of performance     to undetected faults; decreased
                                 degradation using our network        deployment cost.
                                 operations center, and reports
                                 problems to customer.
  Direct Current Power           Electric power, backed up by         Minimizes capital expenditures;
                                 batteries and generator, for         decreased overall cost.
                                 telecommunications equipment.
  Remote Hands                   At direction of customer,            24x7 staff without dedicated
                                 observes and reports on equipment    staffing expenses.
                                 status, and performs tasks to
                                 restart failed equipment.
  Troubleshooting                Diagnoses and seeks to repair        24x7 staff without dedicated
                                 problems with communication          staffing expenses.
                                 and/or server equipment and
                                 network infrastructure.
  Data Storage(1)                Provides for storage of              Reliability; rapid deployment.
                                 customer's data.
  Network Security(1)            Provides capabilities that help a    Reduced operational expenditures
                                 customer secure their                for customer; improved security
                                 communications and/or server         capabilities.
                                 infrastructure.
  Caching(1)                     Improves network performance by      Rapid deployment; one-stop
                                 locating web content close to        shopping.
                                 users.

---------------
(1) These services are expected to be available in 2001.

CUSTOMER SERVICE

     Our goal is to provide superior customer service. To that end, we have implemented comprehensive customer service procedures including:

     - CONTINUOUS CUSTOMER INTERACTION. We maintain close relationships with our customers to assure that they are receiving the highest level of service possible. Our on-site technicians initiate dialogues with our customers' local technicians to receive feedback on our service and to solicit recommendations on how we may provide even better service.

     - DEDICATED PROJECT TEAMS. We strive to make the design, installation and integration process as simple as possible for our customers. Each customer has its own dedicated project manager who is responsible for the successful coordination of all of these elements. This project manager works with team members from our sales, engineering and provisioning teams to provide a single point of contact for the customer for all aspects of implementation and turn-up of service.

     - WEB-BASED SUPPORT. We are currently developing a secure customer service section of our website that will provide information to our customers and enable them to conveniently order new services over the Internet. We are also developing a web-based interface that will allow our customers to view trouble ticket information and status.

SALES AND MARKETING

  Direct Sales Force

     We market our services and solutions primarily through our direct sales force, which as of March 31, 2000 consisted of 15 full-time, trained sales professionals responsible for developing new customers as well as selling additional services to our existing customers. Our sales force is organized by market segment based on customer characteristics and identifies potential customers through direct contact, attendance at trade shows and our website. To achieve our planned growth, we intend to increase the size of our sales force to a total of approximately 50 professionals by the end of 2000 and to open additional sales offices as we enter new geographic markets.

     Our national account sales organization targets the approximately 200 top companies in the communications industry. We seek to build anchor customer relationships with these customers to produce detailed collocation solutions customized to their specifications. Our major account sales organization primarily targets medium-sized companies within the metropolitan area served by our facilities. We consult with these customers to determine their needs and create tailored solutions for their specific application.

  Indirect Sales Channels

     We are developing indirect sales channels for our service offerings by targeting vendors, contractors and suppliers to the Internet, telecommunications and data storage industries that have relationships with prospective customers requiring a collocation solution. For example, we entered into a joint marketing agreement with one of our anchor customers under which it receives an ongoing referral fee. We continue to market these opportunities to other anchor customers and communications carriers.

  Marketing

     Our marketing includes the following strategies:

     - BRANDING. To build brand recognition, we actively promote several tradenames and product brand names, including: CO Space(TM) -- our primary brand; OpenCenter(TM) -- our centrally-located, high-quality facilities; CO Space (location) -- our individual OpenCenters(TM) named after recognizable geographic areas, such as CO Space Boston or CO Space Metro New York; and CO FlexSpace(TM), CO Connect(TM), and CO Services(TM) -- our high-level service offerings.

     - SERVICES MARKETING. Our services marketing strategy is to develop and market services that add value to our target customers. We commit substantial resources to continuously analyze customer needs and regularly update our services to reflect changes in technology.

     - MARKETING COMMUNICATIONS. Our marketing communications strategy is to promote our brands and communicate our capabilities through a variety of media, including print advertising in trade publications, public relations activities, exhibits at telecommunications, Internet and technology-related trade shows, direct mail campaigns and speaking engagements.

REAL ESTATE SELECTION AND FACILITY ARCHITECTURE

     To successfully implement our business strategies, we must identify suitable real estate for the location of our facilities. Typically, our collocation facilities are centrally located within major metropolitan areas, often in the central business district. Our experienced team of real estate professionals is responsible for identifying suitable locations in existing markets and in new markets in which we wish to expand. To further support this effort, we recently acquired the personnel and a portion of the assets and liabilities of KennTech, a consulting firm with which we formerly contracted for the selection, design and construction program management of our OpenCenters(TM).

  Real Estate Selection

     We carefully select buildings in our markets based on a specific set of criteria. To qualify as a site for one of our facilities, a building must have the following key attributes:

     - Easy access to communications networks, including proximity to an advanced, high-speed local network, or metropolitan fiber optic network, and proximity to the incumbent telephone company switching center, or tandem central office;

     - Access to high levels of reliable electric power; and

     - Meet a broad range of architectural requirements, including steel frame, weather-tight construction and high floor-load capacity.

     Once we have identified real estate that meets our criteria, our design team will tailor our standardized design for that facility. Once a site is selected, our sales team then begins targeting potential anchor customers for the facility. Our architects and engineers will then begin the process of obtaining the proper local permits for construction while our project team consults with our anchor customers to determine their needs within the facility. After all the necessary approvals are obtained, a facility can be constructed and operational in approximately ninety days. In many cases we are able to accept customers and begin generating revenues before a facility is fully completed.

     The following table sets forth the details of the facilities currently operational, under construction or under lease for development:

                                     GROSS        LEASE                       ACTUAL OR
                                  SQUARE FEET     TERM      LICENSABLE       ANTICIPATED
LOCATION                          UNDER LEASE    (YEARS)    SQUARE FEET      OPENING DATE
--------                          -----------    -------    -----------    ----------------
Somerville, MA..................     35,589         20(2)       23,000          August 1999
Waltham, MA.....................     10,300         15           7,000        February 2000
Houston, TX.....................     27,548         15(3)       11,900           April 2000
Jersey City, NJ.................      8,782         10(3)        4,200             May 2000
Atlanta, GA.....................    110,797         20(4)       50,000             May 2000
New York, NY....................     34,578         15(3)       15,200       September 2000
Loudoun County, VA(1)...........     58,080         20(2)       42,120              Q4 2000
Chicago, IL.....................     36,000         20(5)       20,100              Q4 2000
Denver, CO......................     41,037         15(5)       27,000              Q1 2001
Brea, CA........................     21,432(6)      15          16,800(6)           Q2 2001
Richardson, TX(1)...............     19,207         15(2)       12,415              Q2 2001

---------------
(1) The lease for this property is currently under negotiation. We expect that this lease will be entered into shortly.
(2) We have the option to renew this lease for four additional terms of five years each.
(3) We have the option to renew this lease for two additional terms of five years each.
(4) We have the option to renew this lease for one additional term of five years.
(5) We have the option to renew this lease for three additional terms of five years each.
(6) We will be leasing an additional 10,338 square feet with an additional 7,300 licensable square feet in July 2000 when the current tenant vacates this property.

  Facility Architecture

     We have designed our OpenCenters(TM) to support the diverse equipment needs of our Internet, telecommunications and data storage customers. Each OpenCenter(TM) is constructed to meet the Telcordia (formerly Bellcore) Network Engineered Building Standards specification, which serves as the standard for all incumbent telephone central office facilities. We have supplemented this standard to accommodate the specialized needs of the Internet, telecommunications and data storage industries, including higher availability and reliability of AC and DC, power, raised floors in selected areas and interconnection infrastructure supporting data network services. These features enable us to properly house and operate virtually any type of equipment.

     We equip our OpenCenters(TM) with the following critical systems, all of which are linked to our direct digital control system, which allows us to monitor all aspects of performance and quickly identify problems:

     CONDITIONED AC AND DC POWER. Our customers require high-availability power to ensure continuous operation of their equipment. AC power systems typically supply power to the Internet and data networking equipment in our facilities, while DC power systems are designed to supply power to the telecommunications equipment in our facilities. Accordingly, we implement highly redundant AC and DC power systems at all of our facilities.

     Our primary power source is from the local utility company. We seek facilities that have access to at least two sources of utility power for added reliability. In the event of a total disruption of utility power, our facilities are equipped with diesel generators that automatically switch from utility power to generator power within 20 seconds. We also maintain battery backup to provide power during the interval between the failure of utility power and the activation of generator power.

     FIRE DETECTION AND SUPPRESSION SYSTEMS. We use state-of-the-art fire detection and suppression systems. Our facilities are equipped with high-sensitivity aspirating smoke detection systems that provide early warning in order to allow the widest window of opportunity to detect and control the spread of a fire even before visible smoke or flames appear.

     ENVIRONMENTAL CONTROL. Our environmental control system contains integral refrigeration circuits, steam generating humidification, and instruments and equipment designed to maintain optimal temperature and humidity.

     SECURITY. We implement strict security policies and procedures at all of our facilities. All sites undergo security surveys and regular security audits, which include multi-level risk assessments that start at the perimeter of the building and extend to our physical space within the building. Our procedures and equipment include access control devices, managed electronic badging systems, escorted access to the equipment floor, intelligent digital closed circuit television systems and uniformed security forces twenty-four hours a day, seven days a week.

COMPETITION

     Our competition comes from the following sources:

     - Traditional Collocation Providers -- Traditional collocation providers include incumbent local telephone companies, such as Bell Atlantic and companies offering competitive local telephone services, such as AT&T Local Service, Level 3 Communications and MCI WorldCom. Because the main business objective of these companies is to sell capacity on their networks, they provide space for collocation to those companies that purchase network capacity. Equipment operations services and value-added services are typically limited.

     - Telco Hotels -- Telco hotels are buildings that have, over time, attracted a concentration of telecommunications carriers' equipment. Carriers are generally attracted to these buildings because of their proximity to metropolitan area fiber optic cable connections. Landlords of telco hotels provide raw space, and carriers are generally responsible for building out the space to meet their requirements and for the purchase and installation of critical elements such as environmental and backup systems. Many telco hotels do not have the space available for ancillary equipment or the electrical capacity and redundancy to support communications equipment. Furthermore, equipment and network monitoring, operations services and technical expertise are not typically available to tenants of telco hotels.

     - Value-Added Collocation Providers -- The market for value-added collocation services is relatively new and rapidly evolving. Value-added collocation providers are developing solutions that go beyond the provision of physical space to include technical operations services, and facility monitoring services, as well as a range of value-added services, such as web hosting, data storage and backup, and network security services. Providers of value-added collocation services vary in the types of services offered, approach to service implementation, and types of customers served. In addition, some of these providers sell network capacity on their branded networks. These providers include AboveNet, Colo.com, Equinix, Exodus Communications, GlobalCenter, Globix, GTE Internetworking, IBM, Inflow, Qwest and Switch and Data Facilities Corp.

     All of these competitors have strengths in some of the following areas; however, we are committed to consistently gaining strength across all of these areas, which we believe will provide us with a competitive advantage:

     - Customer care that focuses on the specific needs of customers and on improving the customer experience throughout their license term;

     - High-quality facilities that exceed the standards of incumbent telephone company central office facilities;

     - Open network access to promote choice, reduce costs and increase reliability of equipment components;

     - Licensed common carrier status and interconnection rights to provide rapid access to unbundled network elements from the incumbent local telephone companies and to enable metropolitan area transport to increase network choices available to customers;

     - Platform flexibility to support the requirements of Internet, telecommunications, and data storage customers, which enables customers to develop services that span the range of these three industries;

     - A network operations center to quickly identify and resolve problems with network connectivity and equipment, thereby increasing reliability and decreasing downtime;

     - Enhanced value-added services, such as data backup, that provide value to customers by enabling them to operate more efficiently and reliably; and

     - Depth of market coverage with multiple facilities in each market to benefit customers that utilize technology that has distance limitations and that requires multiple sites in the same metropolitan area.

     Despite our strategy, we may not be successful in differentiating ourselves or achieving widespread market acceptance of our solutions. As a result, we may not be able to compete successfully against current and future competitors. See "Risk Factors -- We may not be able to compete successfully against new entrants and established companies, many of which have greater resources than we do."

REGULATION

     Some of the services we provide, and will provide in the future, are subject to regulation at the federal, state and local levels. Often regulations do not specifically address the exact nature of our operations, and the application of these regulations are subject to interpretation. Regulators may successfully assert that additional regulations apply to our operations or that regulations that previously applied no longer apply. Regulators may also challenge our characterization of certain services as subject to regulation and tariffing. Some of the regulations that apply to us are subject to ongoing administrative proceedings, litigation and legislation. The outcome of these various proceedings, as well as any regulatory initiatives, cannot be predicted. Future regulatory changes may have a material adverse affect on our business.

FEDERAL REGULATION

     The services we intend to offer consist of both communications and non-communications services. To the extent that communications services, such as interconnection and resale of telecommunications transmission services, are offered, such services could trigger the following alternative types of regulatory requirements:

     - PRIVATE CARRIER SERVICES. These typically entail the offering of telecommunications, but are provided to a limited class of users on the basis of individually negotiated terms and conditions that are not considered telecommunications services under the Telecommunications Act of 1996. If our services are treated as private carriage, they are generally unregulated by the Federal Communications Commission, but would be subject to universal service payments.

     - TELECOMMUNICATIONS SERVICES OR COMMON CARRIAGE. These include entities offering telecommunications services for a fee directly to the public or to classes of users so as to be effectively available directly to the public, regardless of the facilities used. If our services are treated as telecommunications services by the FCC, federal regulatory requirements may be applicable to those services.

  Common Carrier Regulation

     For some of our service offerings, we may be operating as a telecommunications carrier, subject to the basic common carrier obligations of just and reasonable rates and non-discrimination. However, as a competitive local telephone company, we will be treated as "non-dominant." As such, we will not need authorization to provide domestic services and will be subject to only minimal federal oversight. Moreover, as an authorized common carrier, the Telecommunications Act requires incumbent local telephone companies to permit interconnection to their networks and establishes their obligations with respect to the following services, among others:

    Interconnection. Requires incumbent local telephone companies and competitive local telephone companies to permit competitive carriers to interconnect with their facilities either directly or indirectly. Requires all incumbent local telephone companies to permit interconnection at any technically feasible points within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit.

    Resale. Requires incumbent local telephone companies and competitive local telephone companies to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, incumbent local carriers are generally required to offer wholesale versions of retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the incumbent local telephone company in the wholesale offering.

    Reciprocal Compensation. Requires local exchange carriers to complete local calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment. The FCC recently determined that dial-up calls placed to internet service providers are interstate in nature, not local, and initiated a proceeding to determine appropriate carrier-to-carrier compensation. This order was overturned on March 24, 2000 by the U.S. Court of Appeals for the D.C. Circuit and remanded to the FCC for further consideration.

    Unbundled Access. Requires all incumbent local telephone companies generally to provide nondiscriminatory access to unbundled network elements including network facilities, equipment, features, functions, and capabilities, at technically feasible points within their networks, on nondiscriminatory terms and at prices based on cost, which may include a reasonable profit. The FCC has established a list of network elements that incumbent local exchange carriers must make available to competitive carriers. While the Supreme Court has upheld the FCC's jurisdiction to implement the local competition provisions of the Telecommunications Act, the specifics of the list of network elements continue to be the subject of litigation. Incumbents have also challenged the FCC's pricing rules, which are favorable to competitive carriers such as ourselves. We cannot predict the ultimate disposition of these matters.

     Incumbent local telephone companies are also required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, incumbent local telephone companies generally remain subject to interconnection obligations established by the FCC and state telecommunications regulatory commissions. The states approve both arbitrated and negotiated interconnection agreements and establish rates for resold services and unbundled network elements, subject to the guidelines established in FCC regulations.

     At present, we have interconnection agreements in place with Bell Atlantic-Massachusetts, Bell Atlantic-New Jersey, Bell Atlantic-New York, and SBC-Texas. We have also filed tariffs in Massachusetts and New York. We intend to obtain state certification and interconnection agreements in other markets, as we expand our operations. We also intend to obtain authorization from the FCC and plan to file a federal tariff.

     Interconnection agreements provide us with the right to collocate interconnection and transport equipment within incumbent local telephone companies' central offices, except where there exists demonstrable space limitations or other technical impediments, to obtain access to unbundled network elements, and to provide local transport services, at rates generally lower than tariffed offerings available to non-regulated entities. We also anticipate that we will resell some telecommunications services to customers that we would not be able to but-for our status as a regulated carrier.

Other Federal Communications Requirements

     General Obligations of All Telecommunications Carriers. To the extent that some of our offerings are treated as telecommunications services, we would be subject to a number of general regulations at the federal level that apply to all telecommunications carriers, including the obligation not to charge unreasonable rates or engage in unreasonable practices, the obligation to not unreasonably discriminate in our service offerings, the need to tariff our telecommunications services, the potential obligation to allow resale of our services in certain circumstances, the obligation to pay annual regulatory fees and to comply with FCC equal employment policies. Third parties may file complaints against us at the FCC for violations of the Communications Act. Certain statistical reporting requirements may also apply. The FCC also requires common carriers to obtain an authorization to construct and operate telecommunications facilities. In addition, FCC rules require that telecommunications carriers contribute to universal service support mechanisms, the Telecommunications Relay Service fund, the number portability fund, and the North American Number Plan Administrator fund.

     Universal Service. We will be required to contribute a percentage of revenues derived from our provision of some interstate telecommunications services to the federal Universal Services Fund. The universal service program provides support to carriers serving low-income customers and customers who live in areas where the cost of providing telecommunications services is high. In addition, the FCC established new subsidies for telecommunications and certain information services provided to qualifying schools and libraries and for services provided to rural health care providers. Our contribution to the federal support funds would be calculated based on a percentage of our gross end-user interstate telecommunications revenues. We believe that we will not be liable to contribute any material amount to these programs during 2000. With respect to subsequent years, however, we are currently unable to quantify the amount of any contributions that we will be required to make or the effect that these required contributions will have on our financial condition. Numerous FCC orders revising these funds are subject to petitions for reconsideration and further petitions for appeal. The outcome of these proceedings or their effect cannot be predicted.

     CALEA. To the extent that we provide facilities-based services, we might incur significant expenses to assure that our networks comply with the requirements of the Communications Assistance for Law Enforcement Act, or CALEA. Under CALEA, common carriers are required to assist law enforcement officials by providing call content and call identifying information pursuant to a valid electronic surveillance warrant, and reserve a sufficient number of circuits for use by law enforcement officials in executing court authorized electronic surveillance.

  Tariff and Pricing Requirements

     We intend to file tariffs with the FCC stating the rates, terms and conditions for our interstate services. Our tariffs are generally not subject to prior review by the FCC, and can be amended on one day's notice. By making services available pursuant to tariffs, we are able to take advantage of the "filed tariff doctrine" when dealing with individual clients, while at the same time not restraining our flexibility to offer diverse bundles of services to other clients with more comprehensive needs.

     The FCC issued an order eliminating this tariff-filing requirement, but it has been stayed by the U.S. Court of Appeals for the D.C. Circuit, pending review. If the stay is lifted and the FCC order becomes effective, competitive telecommunications carriers such as ourselves will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. Tariffs allow a carrier, among other things, to limit its liability to its customers, including in connection with service interruptions. If tariffs are eliminated, we may become subject to liability risks that we would have been able to limit through tariff filings.

  Collocation Services

     Among other services and applications, we provide collocation services to companies in the telecommunications, Internet and data storage markets. Although the FCC generally does not establish prices, mandate terms, or regulate certain other aspects of collocation services of non-dominant carriers, other services that we may offer may be subject to federal telecommunications regulation. Moreover, collocation services offered in conjunction with or ancillary to telecommunications transmission and interconnection services may also be subject to federal regulations. To the extent allowed by law, we intend to file a federal tariff for our various collocation services. In addition to offering collocation and related services at our own facilities, we intend to offer our customers access to collocation facilities at incumbent carrier central offices and transport between those facilities and our own collocation facilities.

     On March 18, 1999, the FCC adopted measures designed to facilitate the ability of telecommunications carriers to collocate certain equipment at the incumbent local telephone companies' facilities for the purposes of interconnection and access to their network elements. The FCC adopted rules to strengthen collocation requirements and reduce the costs and delays of collocating equipment at incumbent carrier central offices. On March 17, 2000, the D.C. Circuit decided an appeal challenging certain aspects of the FCC's collocation regulations and vacated those portions of the rules that permitted competitive local telephone companies to collocate equipment that contained functions in addition to those necessary for interconnection or access to unbundled network elements. The Court, while upholding the FCC's authority to require cageless collocation, also rejected the FCC's effort to leave the choice of space within the central office to the competitive local telephone company. The Court remanded to the FCC the issue of what equipment is necessary for interconnection or access to unbundled elements. We are currently reviewing the potential impact of this ruling. At this time, we do not believe that it will have a major impact on our business.

  Transport Services

     Our transport services, which we will provide pursuant to interconnection and other agreements, provide companies in the Internet, telecommunications and data storage markets with access to the networks of local telephone companies, long distance providers and others. To the extent that our telecommunications services are interstate, the FCC has jurisdiction over these services, but we are subject to far less regulation than incumbent carriers. To the extent our services are deemed intrastate, they are subject to regulation by state regulatory agencies.

     In September 1999, the FCC ruled that dark fiber is one of the unbundled network elements that incumbent local telephone companies must lease to telecommunications carriers. Dark fiber is fiber that is not yet powered or "lit" with the electronics necessary to transmit communications through it. Access to the incumbent local telephone company's dark fiber will help us attract and cost-effectively serve customers. The FCC's decision concerning unbundled network elements has been appealed, however, and the outcome is uncertain.

STATE REGULATION

     State regulatory agencies have regulatory jurisdiction when our facilities and services are used to provide intrastate toll and local services. To provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. We have obtained such certificates to provide local exchange and intrastate toll service in Massachusetts, New Jersey, New York and Texas; we intend to file applications for such authority in the near future in California, Georgia, Illinois, Virginia and Colorado. There can be no assurance that such state authorizations will be granted.

     Currently, the states do not generally establish prices, mandate terms or regulate some other aspects of collocation and related services of competitive carriers. Other services that we offer may likely be subject to state telecommunications regulation. Moreover, collocation services offered in conjunction with or ancillary to telecommunications transmission and interconnection service may also be subject to state regulation. Practices differ state by state as to the regulation and tariffing of various collocation services that we offer or intend to offer. To the extent permitted by law, we intend to file state tariffs for our various arrangements of collocation and related services. Our pricing flexibility for our services, however, may be limited by regulation in some jurisdictions. We cannot assure you that these requirements, and the associated pricing methodologies where applicable, will not reduce the demand for our service offerings.

     To the extent that any of our offerings are treated as telecommunications services, we will be subject to a number of general requirements, similar to those imposed by federal regulation, including the prohibition against charging unreasonable rates or engaging in unreasonable practices; the obligation to not unreasonably discriminate in our service offerings; the need to tariff our telecommunications services; and the potential obligation to allow resale of certain services. We might also be obligated to comply with certain statistical reporting requirements and pay certain fees. We will also be required to contribute to the state's Universal Service Fund, which, like the federal program, is used to subsidize the cost of service in high cost areas. Our contribution to the state's Universal Service Fund will be based on percentage of intrastate revenues. These obligations are enforceable by the appropriate state regulatory agency, and third parties may file complaints against us with state regulators for violating state laws and regulations.

LOCAL REGULATION

     Our telecommunications offerings are generally not subject to local regulation. In the event that we were to construct our transport facilities in public rights-of-way, we may be subject to local regulations concerning use of public rights-of-way. Such regulations vary on a city-by-city, county-by-county basis. Section 253(a) of the Communications Act, however, specifically limits the power of local authorities to adopt any "legal requirement" that "prohibit[s] or ha[s] the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service."

INTERNET SERVICES

     The Internet and data services that we provide as an Internet service provider generally are not subject to federal, state, or local regulation. Congress and some state legislatures have considered imposing taxes and other burdens on Internet service providers and regulating content provided over the Internet. Additionally, we may be affected by statutes, regulations and court cases relating to the liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency/obscenity, defamation, child privacy and fraud. Future regulation may have a negative impact on our ability to offer Internet services at competitive and profitable rates.

INTELLECTUAL PROPERTY

     We regard our service offerings and technology, including our facility design and construction, as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which we may eventually operate to the same extent available in the United States. We may be unable to detect the unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. Defending our intellectual property rights could also result in the expenditure of significant financial and managerial resources, which could harm our financial results. Due to rapid technological change, we believe that factors such as the expertise and technological and creative skills of our personnel, new services and enhancements to our existing services are more important to establishing and maintaining an industry and technology leadership position than the various available legal protections.

EMPLOYEES

     As of March 31, 2000, we had 72 full-time employees. We are not party to any collective bargaining agreements, have never experienced any material labor disruptions and are unaware of any current efforts or plans to organize our employees. We consider our relationship with our employees to be good.

FACILITIES

     Our offices are headquartered in a facility consisting of approximately 22,000 square feet in Burlington, Massachusetts, under subleases that expire in 2003.

     We currently operate OpenCenters(TM) in Somerville, Massachusetts; Waltham, Massachusetts; Jersey City, New Jersey; and Houston, Texas. We intend to have eight facilities operational by the end of 2000. For a description of our OpenCenters(TM) see, "Real Estate Selection and Facility Architecture."

LEGAL PROCEEDINGS

     We may from time to time be involved in legal proceedings in the ordinary course of our business. We are not currently involved in any pending legal proceedings that are expected to have a material adverse effect on our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     Our executive officers, key employees and directors, their position and their ages as of March 31, 2000 are as follows:

NAME                                              AGE                      POSITION
----                                              ---                      --------
William A. Jandovitz............................  54     Chief Executive Officer and Director
G. Gabriel Cole.................................  35     President and Director
Donato A. DeNovellis............................  55     Chief Financial Officer
Elizabeth H. Houlihan...........................  54     Chief Operating Officer
Nicholas F. Kourtis.............................  38     General Counsel and Secretary
Steven A. Gunderson.............................  40     Vice President of Sales
Catherine A. Davies.............................  29     Vice President and Treasurer
Linda M. Cole...................................  34     Vice President
William P. Egan.................................  54     Director
John C. Halsted.................................  35     Director
Robert McKenzie.................................  55     Director
Thomas H. Nolan, Jr. ...........................  42     Director
James Hynes.....................................  52     Director

     William A. Jandovitz has served as our Chief Executive Officer and a director since February 2000. From 1997 to 1998, Mr. Jandovitz served as a Vice President of Fidelity Ventures, where he led the evaluation and selection of telecommunications and technology investment opportunities, including analyses of several voice and data competitive local exchange carriers, Internet service providers and software companies. From 1970 to 1997, Mr. Jandovitz held various management positions for NYNEX, a telecommunications provider, including serving as Senior Vice President and Chief Operating Officer of NYNEX Information Resources Company. During his tenure at NYNEX, Mr. Jandovitz also served as Vice President, Long Distance Carrier Marketing and Sales, where he was responsible for the marketing and sales of NYNEX products and services to the long distance carrier market. Mr. Jandovitz received a BA degree from St. Francis College and an MBA from Bernard Baruch College of the City University of New York.

     G. Gabriel Cole is a co-founder of CO Space and has served as our President and a director since 1998. From November 1998 to February 2000, he also served as our Chief Executive Officer. Mr. Cole co-founded and, from 1993 to 1998, served as the President of RTE Group, Inc., a consulting firm serving the telecommunications and real estate industries. From 1995 to 1996, Mr. Cole served as a consultant to Atlantic-ACM, a business strategy consulting firm concentrating in the telecommunications and multi-media industries. Prior to that, Mr. Cole spent ten years as a consulting engineer specializing in failure analysis. Mr. Cole received an SB degree and an SM degree from the Massachusetts Institute of Technology. Mr. Cole is married to Linda M. Cole.

     Donato A. DeNovellis has served as our Chief Financial Officer since March 2000. From 1993 to 1999, Mr. DeNovellis served as the Executive Vice President, Finance and Administration and Chief Financial Officer of Ekco Group, Inc., a publicly-traded manufacturer and marketer of branded housewares and pet products, where he was responsible for corporate and business unit strategy, capital management and all financial functions, as well as company-wide information technology, telecommunications, employee benefits and risk management. From 1980 to 1992, Mr. DeNovellis held various management positions for Xerox Corporation, most recently serving as its Executive Vice President and Chief Administrative Officer of Crum and Forster, Inc., Xerox Corporation's property-casualty insurance subsidiary. At Crum and Forster, Mr. DeNovellis directed the company's restructuring and its accounting, internal audit, legal, management information systems, human resources, public relations, and environmental claims. Mr. DeNovellis previously served as Senior Vice President, Finance of Xerox Financial Services Inc., where he oversaw all division finance functions. Mr. DeNovellis received a BS degree from Drexel University.

     Elizabeth H. Houlihan has served as our Chief Operating Officer since March 2000. Previously Ms. Houlihan was owner and President of E. H. Houlihan & Associates, an executive search and consulting services firm. From 1972 to 1997, Ms. Houlihan held numerous executive and managerial positions at Nynex Corporation, most recently serving as its Vice President, Enterprise Markets, where she led the effort to create a subsidiary to market Nynex's telecommunications products to customers with large global networks. She was the Vice President -- General Manager for Construction, Engineering, Network Services, Operations and Business Office Operations for the New England area. Ms. Houlihan also was Branch Manager -- Sales, New England, handling some of Nynex's most complex business customers. Ms. Houlihan received a BSE from Salem State College and attended PMD 56 at Harvard Business School.

     Nicholas F. Kourtis has served as our General Counsel and Secretary since January 2000. From 1997 to 2000, Mr. Kourtis practiced law at the firm of Goulston & Storrs, P.C. From 1988 to 1997, Mr. Kourtis practiced law at the firm of Rich, May, Bilodeau & Flaherty, P.C. Mr. Kourtis practiced corporate and commercial law, with a particular emphasis on business organizations and planning, corporate finance, joint venture and acquisitions, representing clients in the telecommunications, public utility, high technology and manufacturing industries. Mr. Kourtis received a BA degree from the University of Massachusetts Amherst and a JD degree from Harvard Law School.

     Steven A. Gunderson has served as our Vice President of Sales since October 1999. From 1995 to 1999, Mr. Gunderson served as Sales Vice President, Eastern Region, of IXC Communications, a communications company providing voice and data services to wholesale and retail customers. From 1993 to 1995, Mr. Gunderson served as Director of Wholesale Sales for Frontier Communications, a communications provider. Prior to 1995, Mr. Gunderson held various positions in the telecommunications industry, including Carrier Sales Executive for WILTEL as well as several account management positions at MCI Communications. Mr. Gunderson received a BBA in Marketing from Texas A&M University.

     Catherine A. Davies is a co-founder of CO Space and has served as our Vice President and Treasurer since 1998. Ms. Davies co-founded RTE Group, Inc., a consulting firm serving the telecommunications and real estate industries where from 1996 to 1998, she was responsible for daily operations, project management, marketing and administration. Prior to 1996, Ms. Davies was a research analyst in the telecommunications industry, specializing in consumer and business needs and market positioning for telecommunications providers. Ms. Davies received a BA degree from Roger Williams University and a MA degree from the University of Massachusetts. Ms. Davies is a sister of Linda M. Cole.

     Linda M. Cole is a co-founder of CO Space and has served as a Vice President since 1998. From 1998 to February 2000, Ms. Cole served as our Director of Regulatory Compliance. Ms. Cole now serves as one of our staff attorneys focused on business development issues. Ms. Cole co-founded RTE Group, Inc., a consulting firm serving the telecommunications and real estate industries, where she was responsible for project management and administration, served as General Counsel from 1996 to 1998, and developed and directed its realty services business. Ms. Cole received a BA degree from Wellesley College and a JD degree from Harvard Law School. Ms. Cole is married to G. Gabriel Cole and is a sister of Catherine A. Davies.

     William P. Egan has served as a director since 1999. Mr. Egan is a founding partner of Burr, Egan, Deleage & Co. and Alta Communications, an affiliated firm. For over twenty years, Mr. Egan has invested in a wide variety of companies in the information technology, life sciences and communications industries. He is a past President and Chairman of the National Venture Capital Association. Mr. Egan received a BA degree from Fairfield University and an MBA from the University of Pennsylvania. Mr. Egan serves as a director of Cephalon, Inc. and Cypress Communications, Inc.

     John C. Halsted has served as a director since 1999. Mr. Halsted serves as Chief Investment Officer of Beacon Ventures, Inc. From 1993 to 1997, Mr. Halsted was Vice President at Harvard Private Capital

Group. From 1991 to 1993, Mr. Halsted was an Associate with Simmons & Company, an investment banking firm in Houston, Texas. Mr. Halsted received a BA degree in Economics from the University of California at Berkeley and an MBA from the Harvard Business School. Mr. Halsted serves as a director of Cypress Communications, Inc.

     Robert McKenzie has served as a director since 1999. As an independent director, he has helped to found and build Crown Castle International Corp., Cordillera Communications Corporation (formerly Centennial Communications Corp.), VeloCom, Inc. and TeleMedia Resources, all telecom industry businesses. In 1990, Mr. McKenzie was founder and President of OneComm which consolidated 20 companies over four years to implement a digital mobile communication network that is now part of Nextel. He has held management positions with Northern Telecom, Memorex and Kodak. He received his BS degree from the University of Colorado. Mr. McKenzie serves as a director of Crown Castle International Corp. and Cordillera Communications Corporation.

     Thomas H. Nolan, Jr. has served as a director since 1999. Mr. Nolan is a Managing Director of AEW Capital Management, where he directs the investment activities of the AEW Partners series of funds. Mr. Nolan has been employed by AEW Capital Management and its predecessor firm since 1984. Mr. Nolan received a BBA from the University of Massachusetts. Mr. Nolan serves as a director of Bedford Property Investors, Inc.

     James Hynes has served as a director since 1999. From 1989 through 1999, Mr. Hynes served as Group Managing Director at Fidelity Ventures, where he focused in the area of telecommunications and technology. Mr. Hynes directed the establishment in Europe of COLT Telecommunications in 1992 and was the first chief executive officer of that company, moving to the role of Chairman at the time of its initial public offering in 1996. Also in the area of local and long-haul telecommunications services, he directed the establishment of MetroRED Telecom in South America and Mexico in 1996, as well as KVH Telecom in Tokyo in late 1998. He has been active in the systems and telecommunications industries for approximately 30 years. Mr. Hynes holds a BA from Iona College, where he is currently a member of the Board of Trustees, and a MBA from Adelphi University.

BOARD COMPOSITION

     As part of the sale of our series B preferred stock, all of our then existing stockholders entered into a stockholders agreement which provides for the nomination of and voting for a total of nine directors, as follows:

     - one representative designated by the Beacon investors -- this representative currently is Mr. Halsted;

     - one representative designated by the AEW investors -- this representative currently is Mr. Nolan;

     - one representative designated by the Alta investors -- this representative currently is Mr. Egan;

     - two representatives designated collectively by a majority in interest of the Beacon investors, AEW investors and the Alta investors -- these directorships are currently vacant;

     - one representative designated by a majority in interest of Mr. Cole and Mses. Cole and Davies, as long as they collectively own at least 10% of our capital stock -- this representative is Mr. Cole;

     - two outside directors designated by a majority of the board of directors -- these representatives are Mesrs. McKenzie and Hynes; and

     - one representative who is our Chief Executive Officer -- this representative is Mr. Jandovitz.

     The stockholder agreement requires each stockholder, other than a lender who holds a warrant, to vote or cause to be voted all securities over which they have voting control and to take all other necessary or desirable actions within their control to effect the preceding election of directors. The provision of the stockholders agreement regarding the nomination and election of directors automatically terminates upon the closing of this offering.

     Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term.
Messrs.                ,                and                will serve as Class I
directors whose terms will expire at the annual meeting of stockholders held in
2001. Messrs.                ,                and                will serve as
Class II directors whose terms will expire at the annual meeting of stockholders
held in 2002. Messrs.                , and                will serve as Class
III directors whose terms will expire at the annual meeting of stockholders held in 2003.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our bylaws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee. The members of these committees will be reconstituted as of this offering.

     Audit Committee. The audit committee is responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The members of the audit committee are Messrs. McKenzie and Nolan.

     Compensation Committee. The compensation committee is responsible for reviewing and approving the amount and type of consideration to be paid to our senior management. The members of the compensation committee are Messrs. Egan, Halsted and Cole.

     Other Committees. The board of directors may establish, from time to time, other committees to facilitate the management of our business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to this offering, our board of directors and senior management were directly involved in setting compensation for our executives.

DIRECTOR COMPENSATION

     Directors who are employees receive no additional compensation for their services as directors. We plan to compensate non-employee directors as follows:
$1,000 for each meeting attended in person and $500 for each meeting attended by telephone. Non-employee directors are also eligible to participate in our 1999 stock incentive plan at the discretion of the full board of directors.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued in the year ended December 31, 1999 to our Chief Executive Officer. None of our other executive officers had aggregate compensation in excess of $100,000 during 1999.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION      COMPENSATION LONG-TERM
                                                  ---------------------    ------------------------
                                                                           RESTRICTED    SECURITIES
                                                                             STOCK       UNDERLYING
                                                                             AWARDS       OPTIONS
NAME AND PRINCIPAL POSITION                       SALARY($)    BONUS($)        #             $
---------------------------                       ---------    --------    ----------    ----------
G. Gabriel Cole(1)..............................  $126,000        $--        105,000(2)      $--(2)
  President

---------------
(1) Mr. Cole served as our Chief Executive Officer from November 10, 1998 to January 31, 2000.

(2) On December 27, 1999, we granted Mr. Cole options to purchase 105,000 shares of common stock at an exercise price of $0.40 per share. On March 7, 2000, we canceled these options and replaced them with a grant of restricted common stock, whereby Mr. Cole purchased 105,000 shares of restricted common stock for $0.40 per share, which was determined to be the fair market value of the common stock as of the grant date. The aggregate purchase price of $42,000 was paid for by Mr. Cole with a promissory note in the amount of $40,950 and the remainder in cash. The restrictions on the shares lapse as follows: 25% on the first anniversary of November 11, 1999 and 6.25% per quarter thereafter.

OPTION GRANTS IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The options granted to Mr. Cole during the year ended December 31, 1999, were canceled in March 2000 and replaced with a grant of restricted stock as described above.

STOCK PLANS

  1999 Stock Incentive Plan

     Our 1999 stock incentive plan was adopted by our board of directors on June 28, 1999 and was subsequently approved by our stockholders on August 2, 1999. The plan was later amended and approved as of December 27, 1999, January 11, 2000 and March 30, 2000. The 1999 plan permits us to make grants of:

     - incentive stock options;

     - non-qualified stock options;

     - restricted stock;

     - bonus stock;

     - deferred stock; and

     - performance shares.

     Under the 1999 plan, the aggregate number of shares available for grants of awards is 5,500,000 shares of common stock, subject to adjustment in the event of a stock split, stock dividend or other change in capitalization. As of April 5, 2000, there were options to purchase a total of 3,049,596 shares of common stock granted under the 1999 plan, of which options to purchase 1,965,000 shares were canceled and then replaced with grants of restricted shares of common stock on March 7, 2000. As of April 5, 2000, there were options to purchase a total of 1,001,596 shares of common stock outstanding, of which options to purchase 229,846 shares had vested.

     Administration. The 1999 plan provides for administration by either the board of directors or a compensation committee, which consists of non-employee directors. The committee has full power to select, from among the individuals eligible for awards, the participants to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1999 plan. The 1999 plan also provides that the board of directors may delegate to an officer who is a member of the board the authority to grant awards to certain employees subject to guidelines established by the board or the committee.

     Eligibility. All officers, employees, directors and key persons, including consultants and advisors, are eligible to participate in the 1999 stock incentive plan, subject to the discretion of the committee. From and after the date awards made under the 1999 plan become subject to Section 162(m) of the Internal Revenue Code, no more than 1,000,000 shares of stock (subject to adjustment for stock splits, stock dividends and other changes in capitalization) may be granted to any one individual participant during any one calendar year period.

     Option Terms. The committee has authority to determine the terms of grants under the 1999 plan. However, incentive stock options must have an exercise price that is not less than 100% of the fair market value of the shares of common stock on the date of the option grant.

     Acceleration Upon a Merger, Sale or Change of Control of the Company. Upon the occurrence of any of the following events, except for a merger, consolidation or sale of all or substantially all of the assets of CO Space where the committee does not elect to provide for the substitution of options, pursuant to which the optionee's employment with CO Space or the surviving entity is terminated prior to the sixth month anniversary of the date of the consummation of the event either by the optionee for good reason or by CO Space or the surviving entity for reasons other than misconduct, all outstanding options held by such optionee granted pursuant to the 1999 plan shall become fully exercisable or fully vested and nonforfeitable, unless otherwise provided in the option agreement:

     - a merger, consolidation or sale of all or substantially all of our assets;

     - a transaction or a series of transactions whereby any person, with certain persons excepted, acquires the beneficial ownership of at least 50% of the combined voting power of the then outstanding securities of CO Space; and

     - the liquidation or dissolution of CO Space.

     Upon the occurrence of any of the above events, the restricted stock held by executives and directors shall become fully vested and non-forfeitable. In the event of these transactions, the committee shall provide for appropriate substitutions or adjustments of non-vested shares of restricted stock. Alternatively, the committee may provide for all non-vested shares to become fully vested and non-forfeitable subject to the consummation of these transactions.

     In the event of certain transactions, such as a merger, consolidation or sale of all or substantially all of the assets of CO Space, the committee in its discretion may provide for appropriate substitutions or adjustments of outstanding stock options. Alternatively, the committee may (1) provide for all options to be exercisable in full, subject to the consummation of such transaction or (2) provide that outstanding stock options will terminate and the holder will receive a cash payment exchange for all vested options.

     Amendments and Termination. The board of directors may at any time amend or discontinue the 1999 plan and the committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder's consent. To the extent required by the Internal Revenue Code to ensure that options granted under the 1999 plan qualify as incentive stock options, plan amendments shall be subject to approval by our stockholders.

  Employee Stock Purchase Plan

     Our employee stock purchase plan was adopted by our board of directors in March 2000 and we expect that it will be subsequently approved by our stockholders. Up to 1,000,000 shares of common stock may be issued under the purchase plan. The purchase plan is administered by the compensation committee of the board of directors.

     The first offering under the purchase plan will begin on the effective date of this offering and end on October 31, 2000. Subsequent offerings will commence on each November 1, February 1, May 1 and August 1 thereafter and will have a duration of three months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period will be eligible to participate in the purchase plan. An employee who owns or is deemed to own shares of stock representing in excess of 5% of the combined voting power of all classes of our stock will not be able to participate in the purchase plan.

     During each offering, an employee may purchase shares under the purchase plan by authorizing payroll deductions of up to 10% of his or her cash compensation during the offering period. The maximum number of shares that may be purchased by any participating employee during any quarterly offering period is limited to the number of whole shares which is equal to $6,250 divided by the closing price per share on the first day of the applicable offering period. Unless the employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase common stock on the last business day of the period at a price equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. For purposes of the initial offering period, the fair market value of common stock on the first day of the offering period shall be the offering price to the public. Under applicable tax rules, an employee may purchase no more than $25,000 worth of common stock in any calendar year. No common stock has been issued to date under the purchase plan.

401(k) PLAN

     We have established a savings plan for our employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits.

EMPLOYMENT AGREEMENTS

     On February 1, 2000, we entered into an employment agreement with William
A. Jandovitz, our Chief Executive Officer. Under the terms of the agreement, Mr. Jandovitz receives an annual base salary of $250,000 and is eligible to receive a quarterly bonus of $31,250. Mr. Jandovitz also received an option to purchase 845,000 of our common shares which vests over a four year period. This option was subsequently canceled and replaced with a grant of 1,000,000 restricted shares of our common stock with similar vesting terms. Mr. Jandovitz's employment may be terminated either by Mr. Jandovitz or by us at any time. If Mr. Jandovitz's employment is terminated by us for any reason or by Mr. Jandovitz for good cause prior to February 1, 2001, Mr. Jandovitz will receive his base salary for a period of six months. If Mr. Jandovitz's employment is terminated after February 1, 2001, Mr. Jandovitz will receive his base salary for a period of one year. In the event that Mr. Jandovitz's employment is terminated, Mr. Jandovitz is not entitled to receive any unpaid bonuses.

     On March 11, 2000, we entered into an employment agreement with Donoto A. DeNovellis, our Chief Financial Officer. On March 20, 2000, we entered into an employment agreement with Elizabeth H. Houlihan, our Chief Operating Officer. Under the terms of their agreements, both Mr. DeNovellis and Ms. Houlihan receive an annual base salary of $190,000 and are eligible to receive a quarterly bonus of $20,000. All the terms of both employment agreements are substantially similar to those of the agreement we have with Mr. Jandovitz.

     On May 12, 1999, we entered into an employment agreement with G. Gabriel Cole, our President and one of our founders. On November 12, 1999, we amended the agreement, revising Mr. Cole's compensation and extending the term of the agreement through May 12, 2002. Under the terms of the amended agreement, Mr. Cole receives an annual base salary of $200,000 and is eligible to receive a quarterly bonus of $25,000 effective as of January 1, 2000. Mr. Cole is also eligible to participate in any other bonus or profit sharing programs that we offer to our other senior executives. The amended agreement also provides that Mr. Cole's employment may be terminated either by Mr. Cole or by us at any time. If Mr. Cole's employment is terminated by us without cause or is terminated by Mr. Cole for good reason, Mr. Cole is entitled to receive both his base salary and any bonuses to which he would be entitled until the end of the term of the amended agreement.

     On May 12, 1999, we entered into employment agreements with Catherine A. Davies, one of our founders and our Vice President and Treasurer, and Linda M. Cole, one of our founders and staff attorneys. Under those agreements, Ms. Davies receives an annual base salary of $125,000 and Ms. Cole received an annual base salary of $50,000. The term of Ms. Davies agreement is for one year and the term of Ms. Cole's agreement was for six months. All other provisions of both agreements are substantially similar to the employment agreement we have with Mr. Cole. We have not entered into another employment agreement with Ms. Cole subsequent to the expiration of her original agreement.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of April 5, 2000. The percentage of beneficial ownership is based on 28,220,015 shares of our common stock outstanding as of such date, after giving effect to the conversion of all of our outstanding shares of redeemable convertible preferred stock into common stock and the exercise of a warrant immediately prior to the closing of this offering and on a pro forma as adjusted basis to reflect the sale of the common stock offered hereby, by:

     - each stockholder who is known by us to beneficially own 5% or more of the common stock;

     - each of our directors;

     - each of the executive officers named in "Management" above; and

     - all of our executive officers and directors as a group.

     Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

     The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth below as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth below as beneficially owned include shares of common stock which such persons had the right to acquire within 60 days of April 5, 2000, pursuant to the exercise of any stock option or other right.

                                                       SHARES BENEFICIALLY         PERCENT BENEFICIALLY
                                                              OWNED                        OWNED
                                                       -------------------        -----------------------
                                                                                   BEFORE        AFTER
             NAME OF BENEFICIAL OWNER(1)                     NUMBER               OFFERING    OFFERING(2)
             ---------------------------               -------------------        --------    -----------
DIRECTORS AND EXECUTIVE OFFICERS
William Jandovitz....................................       1,000,000(3)               3.5%
G. Gabriel Cole......................................       3,120,000(4)              11.1
Donato A. DeNovellis.................................         175,000(5)                 *
Elizabeth H. Houlihan................................         175,000(5)                 *
Nicholas F. Kourtis..................................         150,000(6)                 *
Steven A. Gunderson..................................         250,000(7)                 *
Catherine A. Davies..................................       3,055,000(8)              10.8
Linda M. Cole........................................       3,120,000(9)              11.1
William P. Egan......................................       5,333,334(10)             18.9
John C. Halsted......................................       5,445,834(11)             19.3
James Hynes..........................................         135,000(12)                *
Robert McKenzie......................................         110,000(13)                *
Thomas H. Nolan, Jr. ................................       5,333,334(14)             18.9

OTHER BENEFICIAL OWNERS
AEW Partners III, L.P. ..............................       5,333,334(14)             18.9
Alta Communications, Inc. ...........................       5,333,334(10)             18.9
Beacon Capital Partners, Inc. .......................       5,395,834(11)             19.1
The Centennial Funds.................................       2,090,000(15)              7.4
Latona COS Investment LLC............................       2,000,000                  7.1
Norwest Venture Partners VII, L.P. ..................       2,090,000                  7.4

                                                       SHARES BENEFICIALLY         PERCENT BENEFICIALLY
                                                              OWNED                        OWNED
                                                       -------------------        -----------------------
                                                                                   BEFORE        AFTER
             NAME OF BENEFICIAL OWNER(1)                     NUMBER               OFFERING    OFFERING(2)
             ---------------------------               -------------------        --------    -----------
RTE Holdings, LLC....................................       2,565,000(16)              9.1
All directors and executive officers as a group (13
  persons)...........................................      21,227,502                 75.2

---------------
 *  Represents less than 1% of the outstanding shares of common stock.

(1) The address of Alta Communications, Inc. and Mr. Egan is One Post Office Square, Suite 3800, Boston, MA 02109. The address of Beacon Capital Partners, Inc. and Mr. Halsted is One Federal Street, 26th Floor, Boston, MA 02110. The address of AEW Capital Partners, Inc. and Mr. Nolan is 225 Franklin Street, Boston, MA 02110. The address of Latona COS Investment LLC is 1 Liberty Lane, Hampton, NH 03842. The address of Norwest Venture Partners VII, L.P. is 40 William Street, Suite 305, Wellesley, MA 02181. The address of the Centennial Funds is 1428 Fifteenth Street, Denver, CO 80202. The address of all other listed stockholders is c/o CO Space, Inc., 200 Wheeler Road, Burlington, MA 01803.

(2) Assumes the underwriters do not elect to exercise their over-allotment option.

(3) Represents 1,000,000 shares of restricted common stock, none of which are vested.

(4) Includes 2,550,000 shares of common stock held by RTE Holdings, LLC, of which Mr. Cole is a Member and Manager, a warrant to purchase 15,000 shares of common stock held by RTE Holdings, LLC, 105,000 shares of restricted common stock, none of which are vested, 200,000 shares held by the G. Gabriel Cole 2000 Irrevocable Trust, dated as of April 3, 2000, 150,000 shares held by the Linda M. Cole 2000 Irrevocable Trust, dated as of April 3, 2000 and 100,000 shares held by the Davies Family 2000 Trust, dated as of April 3, 2000. Mr. Cole disclaims beneficial ownership of the shares held by RTE Holdings, LLC, the Linda M. Cole 2000 Irrevocable Trust and the Davies Family 2000 Trust, except to the extent of his pecuniary interests therein.

(5) Represents 175,000 shares of restricted common stock, none of which are vested.

(6) Represents 150,000 shares of restricted common stock, none of which are vested.

(7) Represents 250,000 shares of restricted common stock, none of which are vested.

(8) Includes 2,550,000 shares of common stock held by RTE Holdings, LLC, of which Ms. Davies is a Member and Manager, a warrant to purchase 15,000 shares of common stock held by RTE Holdings, LLC, 40,000 shares of restricted common stock, none of which are vested, 100,000 shares held by the Davies Family 2000 Trust dated as of April 3, 2000. 2,000,000 shares held by the G. Gabriel Cole 2000 Irrevocable Trust, dated as of April 3, 2000 and 150,000 shares held by the Linda M. Cole 2000 Irrevocable Trust, dated as of April 3, 2000. Ms. Davies disclaims beneficial ownership of the shares held by RTE Holdings, LLC, the Davies Family 2000 Trust the G. Gabriel Cole 2000 Irrevocable Trust and the Linda M. Cole 2000 Irrevocable Trust, except to the extent of her pecuniary interests therein.

(9) Includes 2,550,000 shares of common stock held by RTE Holdings, LLC, of which Ms. Cole is Member and Manager, a warrant to purchase 15,000 shares of common stock held by RTE Holdings, LLC, 105,000 shares of restricted stock held by Mr. Cole, none of which are vested, 150,000 shares held by the Linda
    M. Cole 2000 Irrevocable Trust, dated as of April 3, 2000, 200,000 shares held by the G. Gabriel Cole 2000 Irrevocable Trust, dated as of April 3, 2000 and 100,000 shares held by the Davies Family 2000 Trust, dated as of April 3, 2000. Ms. Cole disclaims beneficial ownership of the shares held by RTE Holdings, LLC, the G. Gabriel Cole 2000 Irrevocable Trust and the Davies Family 2000 Trust except to the extent of her pecuniary interests therein.

(10) Represents shares of common stock beneficially owned by investment funds affiliated with Alta Communications, Inc., of which Mr. Egan is indirectly a general partner or manager, including 1,951,972 shares of common stock beneficially owned by Alta Communications VI, L.P., 3,332,929 shares of common stock beneficially owned by Alta Communications VII, L.P., and 44,433 shares of common stock owned by Alta Comm S By S, LLC. Mr. Egan disclaims beneficial ownership of the shares of common stock held by these funds, except to the extent of his pecuniary interest in such funds.

(11) Represents shares of common stock beneficially owned by investment funds affiliated with Beacon Capital Partners, Inc., of which Mr. Halsted is an executive officer, including 4,800,001 shares of common stock beneficially owned by Secured Space Facilities, LLC, 533,333 shares of common stock beneficially owned by Shared Communications Spaces, LLC, and 112,500 shares of common stock owned by Mr. Halsted. Mr. Halsted disclaims beneficial ownership of the shares of common stock held by these funds, except to the extent of his pecuniary interests in such funds.

(12) Represents 35,000 shares of restricted common stock 7,000 of which are vested and 100,000 shares of common stock owned by Mr. Hynes.

(13) Represents 35,000 shares of restricted common stock 12,250 of which are vested and 75,000 shares of common stock owned by Mr. McKenzie.

(14) Represents shares of common stock beneficially owned by AEW Partners III, L.P., an investment fund affiliated with AEW Capital Management, L.P., of which Mr. Nolan is a Managing Director. Mr. Nolan disclaims beneficial ownership of the shares of common stock held by these funds, except to the extent of his pecuniary interest in such funds.

(15) Represents shares of common stock beneficially owned by investment funds affiliated with Centennial Funds, including 2,000,000 shares of common stock beneficially owned by Centennial Fund VI, L.P., 40,000 shares of common stock in beneficially owned by Centennial Holdings I, LLC, and 50,000 shares of common stock beneficially owned by Centennial Entrepreneurs Fund VI, L.P.

(16) Includes 15,000 shares of common stock issuable upon exercise of a warrant held by RTE Holdings, LLC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We were formed as CO Space, Inc. under the laws of Delaware on April 12, 1999. Our three predecessor companies, CO Space Services, LLC, CO Space Boston, LLC, and CO Space San Diego, LLC, were formed as limited liability companies under the laws of Delaware on November 10, 1998, the sole member of each being CO Space, LLC (subsequently renamed RTE Holdings, LLC). We completed a reorganization on April 12, 1999 in which the operations and assets of CO Space Services, LLC, CO Space Boston, LLC, and CO Space San Diego, LLC, were merged into CO Space, Inc. In connection with this reorganization, we issued a total of 3,000 shares of our common stock, representing all of our outstanding capital stock, to RTE Holdings, LLC (formerly CO Space, LLC). Mr. Cole and Mses. Cole and Davies are the only members of RTE Holdings, LLC.

     During 1999, RTE Group, Inc. advanced us $209,341 which we used to fund our start-up operating costs. Mr. Cole and Mses. Cole and Davies own all of the outstanding stock of RTE Group, Inc. We repaid this advance in full on May 12, 1999.

     On May 5, 1999, our stockholders and board of directors approved a 1,000-for-1 stock split that was effected through a stock dividend. The stock split increased the number of common shares owned by RTE Holdings, LLC to 3,000,000 shares.

     On May 12, 1999, we issued an aggregate of 4,180,000 shares of series A preferred stock to Centennial Fund VI, L.P., Centennial Holdings I, LLC, Centennial Entrepreneurs Fund VI, L.P. and Norwest Venture Partners for $1 per share. On June 7, 1999, we issued 12,500 shares of our series A preferred stock to John Halsted for $1 per share. On August 15, 1999, we issued 75,000 shares of our series A preferred stock to Mr. McKenzie for $1 per share.

     On October 28, 1999 we issued a warrant to RTE Holdings, LLC to purchase up to 15,000 shares of our common stock with an exercise price of $1.50.

     On November 12, 1999, we issued an aggregate of 18,000,002 shares of series B preferred stock to investors, including Secured Space Facilities, LLC (an affiliate of Beacon Capital Partners), Alta Communications, AEW Partners III, L.P., Latona COS Investment LLC and Messrs. Halsted, Nolan, and Egan for $1.50 per share.

     On January 28, 2000, we issued 4,800,001 shares of our series B-1 non-voting preferred stock and 533,333 shares of our series B-2 preferred stock to Secured Space Facilities, LLC in exchange for the cancellation of the 5,333,334 shares of our series B preferred stock previously issued to Secured Space Facilities, LLC. The 533,333 shares of our series B-2 preferred stock were subsequently transferred by Secured Space Facilities, LLC to Beacon Capital Partners, L.P., which then transferred the shares to Shared Communications, LLC.

     Certain of our directors are affiliated with certain of our principal stockholders. Mr. Egan is a general partner of Alta Communications. Mr. Halsted is an executive officer of Beacon Capital Partners. Mr. Nolan is a Managing Director of AEW Capital Management, L.P.

     On October 28, 1999, we issued a promissory note to RTE Holdings, LLC for an aggregate amount of $225,000 bearing an annualized interest rate of 18%. According to the terms of the note, the outstanding amount was to be repaid upon the first to occur of the following events: (1) the closing of an equity financing of our company in an amount of at least $10 million or (2) November 30, 1999. As a part of our series B financing that took place on November 12, 1999, we repaid this obligation to RTE Holdings, LLC and the promissory note was canceled.

     On February 4, 1999, one of our subsidiaries entered into a real estate lease with a subsidiary of AEW Partners III which is affiliated with one of our investors, AEW Partners III, L.P. The lease is for 24,589 square feet at 70 Inner Belt Road, Somerville, Massachusetts for a twenty year period with four successive extension terms of five years each. The lease was subsequently amended to provide for an additional 11,000 square feet for a term of twenty years. We agreed to pay total lease payments of

$8,845,470 over the twenty-year term for the entire Somerville facility, ranging from $293,123 in the first year of the lease to $602,424 in the final year.

     On March 7, 2000, the board authorized the issuance of restricted stock under the 1999 plan to Messrs. Jandovitz, Cole, DeNovellis, Kourtis and Gunderson, and Mses. Houlihan and Davies. The executives and directors paid cash for the par value of the restricted stock and paid the balance of the fair market value of the restricted stock with secured full recourse promissory notes. These notes bear interest at a rate of 6.80% and are due on the fifth anniversary of the date of the note subject to acceleration in the event of certain circumstances. Each promissory note is secured by the restricted stock purchased by the promissory note. As of March 7, 2000, we had extended loans totaling approximately $390,000, $40,950, $68,250, $58,500, $97,500, $68,250 and
$15,600 to each of the individuals listed above, respectively.

     On March 10, 2000, we issued 50,000 shares of our series B preferred stock to Mr. Egan for $1.50 per share and 100,000 shares of our series B preferred stock to Mr. Hynes for $1.50 per share.

     RTE Group, Inc., doing business as RTE Realty, provides real estate brokerage services to us and our subsidiaries for which it receives commissions. Mr. Cole and Mses. Cole and Davies are the directors of RTE Group. RTE Group is a wholly-owned subsidiary of RTE Holdings, LLC of which Mr. Cole and Mses. Cole and Davies are the only members. RTE Group earned approximately $344,000 in commissions related to brokered transactions in which we or our subsidiaries were involved for the year ended December 31, 1999.

     We are currently in negotiation with affiliates of Beacon Capital Partners, Inc., one of our investors, to lease real estate located in Loudoun County, Virginia and Richardson, Texas. We expect to lease 58,080 square feet for a twenty year period with four successive terms of five years each in Loudoun County, Virginia. We expect to lease 19,207 square feet for a fifteen year period with four successive terms of five years each in Richardson, Texas. We expect that these leases will be entered into shortly.

     We believe that each of the transactions described above was entered into on terms no less favorable to CO Space than could be obtained with non-affiliated parties.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

     As part of the sale of our series B preferred stock, all of our then existing stockholders entered into an amended and restated stockholders agreement. This agreement provides for, among other things, the nomination of and voting for a total of nine directors of CO Space, as described under "Management -- Board Composition."

     The stockholders agreement generally restricts the transfer of any shares of common or preferred stock held by the parties thereto by granting certain parties rights of first offer and participation rights in connection with any proposed transfer by any other party. In addition, the stockholders agreement generally provides that the parties thereto will have the right of first refusal and participation rights in any subsequent offering of equity securities or securities convertible into equity securities, subject to exceptions such as a registered public offering. The provisions of the stockholders agreement regarding nomination, voting and transferability of shares automatically terminate upon the closing of this offering.

     At any time after the effective date of this offering, specified stockholders may require us to register all or any portion of their shares by filing one registration statement utilizing a Form S-1 and multiple registration statements utilizing a Form S-3. The parties will also be entitled to unlimited piggyback registration rights in connection with any registration by us of securities for our own account or the account of other stockholders. The registration rights available under the stockholders agreement generally will terminate when all shares owned by the parties to the agreement may be immediately sold under Rule 144 and our stock is listed on a national securities market or traded in the Nasdaq Stock Market.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary describes the material terms of our capital stock. To fully understand the actual terms of the capital stock you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which will go into effect prior to the completion of this offering. The following summary gives effect to the conversion of all outstanding shares of preferred stock upon completion of this offering. The summary does not give effect to the exercise of outstanding options or warrants to purchase common stock.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     As of March 31, 2000 there were 4,065,000 shares of common stock, 4,322,500 shares of series A preferred stock, 13,333,335 shares of series B preferred stock, 4,800,001 shares of series B-1 non-voting preferred stock and 533,333 shares of series B-2 preferred stock issued and outstanding. At and subject to the closing of this offering, all of the outstanding shares of preferred stock will be automatically converted into shares of common stock.

     Following this offering, our authorized capital stock will consist of
               shares of common stock, of which                will be issued
and outstanding; and                shares of undesignated preferred stock
authorized and issuable in one or more series designated by our board of directors, of which no shares will be issued and outstanding and shares of series Z junior participating cumulative preferred stock, as discussed in more detail under "-- Stockholder Rights Plan."

COMMON STOCK

     Voting Rights. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority or in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Except as otherwise provided by law and our certificate of incorporation, amendments to our certificate of incorporation must be approved by a majority of the voting power of the common stock.

     Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

     Other Rights. In the event of any merger or consolidation of CO Space with or into another company, as a result of which shares of common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of common stock will be entitled to receive the same kind and amount, on a per share of a common stock basis, of such shares of stock and other securities and property, including cash. On liquidation, dissolution or winding up of CO Space, all holders of our common stock are entitled to share ratably in any assets available for distribution to holders of shares of our common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

     Our amended and restated certificate of incorporation will provide that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof, in each case, if any, as are permitted by Delaware law and as the board of directors may determine by adoption of any amendment of our certificate of incorporation, without any further vote or action by our stockholders. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of our common stock. We have no present plans to issue any shares of preferred stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of CO Space.

WARRANTS

     As of March 31, 2000, we had outstanding warrants to purchase an aggregate of 36,000 shares of our common stock and preferred stock. The weighted average exercise price of the warrants is $1.21 per share. These warrants consist of:

     - a warrant issued to RTE Holdings, LLC to purchase up to 15,000 shares of common stock at an exercise price of $1.50 per share. The warrant expires on October 4, 2004.

     - a warrant issued to a lender to purchase up to 21,000 shares of series A preferred stock at an exercise price of $1.00 per share. This warrant will become exercisable for shares of our common stock upon completion of this offering. The warrant expires on July 29, 2006.

     Any warrant may be exercised by applying the value of a portion of the warrant, which is equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the security receivable upon exercise of the warrant, less the per share exercise price, in lieu of paying the per share exercise price in cash.

INDEMNIFICATION MATTERS

     We plan to enter into indemnification agreements with each of our directors and certain of our executive officers. The form of indemnification agreement provides that we will indemnify our directors and certain executive officers for expenses incurred because of their status as such, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

     Our amended and restated certificate of incorporation will contain a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our amended and restated bylaws will provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by CO Space to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of CO Space. Our amended and restated bylaws will also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our amended and restated bylaws will provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. We will also have directors' and officers' insurance against certain liabilities and we believe that the indemnification agreements, together with the limitation of liability and indemnification provisions of our amended and restated certificate of incorporation and amended and restated bylaws and directors' and officers' insurance, will assist us in attracting and retaining qualified individuals to serve as directors and officers of CO Space.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CO Space as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of CO Space in which indemnification will be required or permitted.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Provisions of our amended and restated certificate of incorporation and amended and restated bylaws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set its voting rights, preferences and other terms, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with CO Space or elect a new director to our board.

     Staggered Board of Directors. Our board of directors will be divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our staggered board, together with certain other provisions of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

     Director Vacancies and Removal. Our amended and restated certificate of incorporation will provide that vacancies in our board of directors shall be filled only by the affirmative vote of a majority of the remaining directors. Our amended and restated certificate of incorporation will provide that directors may be removed from office only with cause and only by the affirmative vote of holders of at least 75% of the shares then entitled to vote in an election of directors.

     No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

     Special Meetings of Stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that a special meeting of stockholders may be called only by our board of directors. Our amended and restated bylaws will provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

     Advance Notice of Director Nominations and Stockholder Proposals. Our amended and restated bylaws will include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. For the first annual meeting following the completion of this offering, a stockholder's notice of a director nomination or proposal will be timely if delivered to the secretary of CO Space at our principal executive offices not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made by CO Space.

     Amendment of the Certificate of Incorporation. As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action by written consent, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote with respect to such amendment.

     Amendment of Bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our bylaws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least 75% of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

STOCKHOLDER RIGHTS PLAN

     We intend to adopt a stockholder rights plan to help ensure that our stockholders receive fair and equal treatment in the event of any proposed acquisition of CO Space. The rights plan may delay, deter or prevent a change of control of CO Space and, therefore, could adversely affect your ability to realize a premium over the then prevailing market price for our common stock in connection with such a transaction.

     Upon adoption of the rights plan, our board of directors will declare a dividend of one "right" for each share of our common stock outstanding as of the closing of this offering. Under certain circumstances described below, each right will entitle its holder to purchase from us shares of our series Z junior participating cumulative preferred stock, par value $0.001 per share.

     Initially, the rights will not be exercisable and will be attached to, trade with and be inseparable from the shares of common stock. Until the rights become exercisable, they will be evidenced only by the certificates or book-entry credits that represent shares of common stock. If a person or group acquires ownership of 15% or more of the outstanding common stock or makes a tender offer that could result in that person or group owning 15% or more of the outstanding common stock, then the rights will separate from the common stock and become their own separately tradable security. Thereafter, the rights will be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. At this point, each right also will become exercisable to acquire one one-thousandth of a share of the junior preferred stock at a cash exercise price that will be substantially higher than the market price of one share or our common stock, and accordingly, the right will be "out-of-the-money." The exercise price initially has been established as
$       per right. Each one one-thousandth of a share of junior preferred stock will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock and therefore is expected to approximate the market price of one share of our common stock. Prior to exercise, the right does not give its holder any dividend, voting or liquidation rights. Any rights held by the person or group who acquired ownership of 15% or more of the outstanding common stock or who made a tender offer that could result in that person or group owning 15% or more of the outstanding common stock will be void and may not be exercised.

     If a person or group acquires 15% or more of the outstanding common stock, all holders of rights except that person or group may, upon the payment of the exercise price, purchase a number of one one-thousandths of a share of the junior preferred stock having a market value of two times the exercise price of the right, based on the market price of one one-thousandth of a share of junior preferred stock prior to such acquisition. In other words, each holder of a right will be permitted to acquire shares of the junior preferred stock at a 50% discount to the market price of such stock. Thus, at this point the rights will be "in-the-money."

     If our company is later acquired in a merger or similar transaction after a person or group acquires ownership of 15% or more of the outstanding common stock, holders of rights (other than that person or group, whose rights will be void) may, upon the payment of the exercise price, purchase shares of the acquiring corporation with a market value of two times the exercise price of the right, based on the market price of the acquiring corporation's stock prior to such merger or similar transaction. In other words, each holder of a right is permitted to acquire shares of the acquiring company's common stock at a 50% discount to the market price of such stock.

     The rights plan and the rights will expire on the tenth anniversary of the closing of the offering, unless the rights are earlier exercised, redeemed or exchanged. Our board of directors may redeem the rights for

$.01 per right only until the earlier of the time at which any person or group acquires ownership of 15% or more of the outstanding common stock or the expiration of the rights plan. If our board of directors redeems any rights, it must redeem all of the rights. The redemption price will be adjusted if we have a stock split of or stock dividends on our common stock. After a person or group acquires ownership of 15% or more of the outstanding common stock, but before that person or group owns 50% or more of our outstanding common stock, our board of directors may, at its option, extinguish the rights by exchanging all or any part of the then outstanding exercisable rights for shares of common stock at an exchange ratio specified in the rights plan, other than rights held by that person or group, which are void.

     Generally, prior to a person or group acquiring 15% or more of the outstanding common stock or making a tender or exchange offer that could result in such person or group owning 15% or more of the outstanding common stock, our board of directors may amend the rights plan without the consent of the holders of the rights, including an amendment to reduce the ownership limitation from 15% to not less than 10%. After such time, our board of directors may not amend the rights plan in a way that adversely affects holders of the rights.

     In the event that our board of directors approves a transaction that it has determined is in the best interests of our stockholders but that otherwise would cause the rights to separate from the common stock and become exercisable, the board may, in connection with such approval, redeem the rights. Once the rights are redeemed, the transaction can proceed without causing the rights to separate from the common stock and become exercisable. The rights plan could make it more difficult for a third party to acquire, and could discourage a third party from acquiring or seeking to acquire, CO Space or a large block of our common stock.

STATUTORY BUSINESS COMBINATION PROVISION

     Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our bylaws contains any such exclusion.

TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "COSP."

NO PREEMPTIVE RIGHTS

     No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be EquiServe Trust Company, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could drop due to the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

     After this offering,                shares of common stock will be
outstanding. Of these shares, the                shares sold in this offering
will be freely tradeable without restriction under the Securities Act, except that any shares held by our "affiliates" as defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described
below. The remaining                shares of common stock are "restricted
securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

     In connection with this offering, existing officers, directors and
stockholders who will own a total of                shares of common stock after
this offering, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the underwriters. Bear, Stearns & Co. Inc. may, however, in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act, unless such sale meets the conditions and restrictions of Rule 144 as described below or another exemption from registration under the Securities Act.

     Beginning 180 days after the date of this prospectus, or earlier with the
prior written consent of Bear, Stearns & Co. Inc.,                shares and
               shares issuable upon exercise of outstanding vested options will be eligible for sale in the public market subject to Rule 144 and Rule 701 of the Securities Act.

     In general, under Rule 144 as currently in effect, any person or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     - 1% of the then-outstanding shares of common stock, which is expected to
       be approximately                shares upon the completion of this
       offering; or

     - the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owed the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description.

     In general, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144, Rule 701 permits resales of shares issued pursuant to certain compensatory benefits plans and contracts commencing 90 days after we become subject to the reporting requirements of the Exchange Act.

     Prior to the expiration of the lock-up agreements, we intend to register on a registration statement on Form S-8:

     - a total of up to                shares of common stock reserved for
       future issuance pursuant to the 1999 stock incentive plan; and

     - a total of 1,000,000 shares of common stock reserved for future issuance pursuant to the employee stock purchase plan.

     The Form S-8 will permit the resale in the public market of shares so registered by non-affiliates without restriction under the Securities Act.

     In addition, we have agreed that for a period of 180 days after the date of this prospectus, we will not sell or offer to sell or otherwise dispose of any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc., except that we may issue, and grant options to purchase, shares of common stock under employee benefit plans in effect as of the date of this prospectus.

     Upon completion of this offering and subject to the 180-day lock-up period
described above, the holders of approximately                shares of our
common stock, including the shares to be issued upon conversion of all of our outstanding convertible preferred stock, are entitled to request that we register their shares under the Securities Act or to have their shares included in a future registration statement which we may file. After these shares are registered, they will become freely tradeable without restriction under the Securities Act.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement
dated             , 2000, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., J.P. Morgan & Co., Thomas Weisel Partners LLC and Wasserstein Perella Securities, Inc., has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Bear, Stearns & Co. Inc. ...................................
J.P. Morgan & Co. ..........................................
Thomas Weisel Partners LLC..................................
Wasserstein Perella Securities, Inc. .......................
                                                                  -------
          Total.............................................
                                                                  =======

     The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to approval of legal matters by their counsel and to various other conditions. Under the underwriting agreement, the underwriters are obligated to purchase and pay for all of the shares of common stock, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     The underwriters propose to initially offer some of the shares directly to the public at the offering price set forth on the cover page of this prospectus and some of the shares to dealers at this price less a concession not in excess
of $          per share. The underwriters may allow, and the dealers may re-
allow, concessions not in excess of $          per share on sales to other
dealers. After the initial offering of the shares to the public, the underwriters may change the offering price, concessions and other selling terms. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     We have granted the underwriters an option exercisable for 30 days from the
date of the underwriting agreement to purchase up to           additional
shares, at the offering price less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option in whole or in part then each of the underwriters will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to each underwriter's initial purchase commitment set forth in the table above.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

     Our directors, executive officers and stockholders, who collectively hold a
total of           shares of common stock, have agreed, subject to limited
exceptions, not to sell, offer to sell or otherwise dispose of any shares of common stock or securities convertible into or exercisable or exchangeable for our common stock, for a period of 180 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the underwriters.

     In addition, we have agreed that for a period of 180 days after the date of this prospectus we will not offer, sell or otherwise dispose of any shares of common stock except for the shares offered in this offering and shares offered in connection with employee benefit plans in effect prior to completion of the offering, without the consent of Bear, Stearns & Co. Inc., on behalf of the underwriters.

     Prior to the offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock will be determined by us and the representatives of the underwriters. Among the factors to be considered in these negotiations will be:

     - our results of operations in recent periods;

     - estimates of our business potential;

     - an assessment of our management;

     - prevailing market conditions; and

     - the prices of similar securities of generally comparable companies.

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "COSP." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that our common stock will trade in the public markets subsequent to the offering at or above the initial offering price.

     In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have actually sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market and these transactions may be discontinued at any time. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of these activities.

     The underwriters have reserved for sale, at the initial public offering
price, up to           shares of common stock for employees, directors and other
persons associated with us who expressed an interest in purchasing these shares of common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

     The underwriters may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their businesses.

     The following table shows the underwriting discount to be paid to the underwriters in connection with this offering. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................   $               $
Total.......................................................   $               $

     Other expenses of this offering (including the registration fees and the fees of financial printers, counsel and accountants) payable by us are expected
to be approximately $          .

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 153 filed public offerings of equity securities, of which 109 have been completed, and has acted as a syndicate member in an additional 80 public offerings of equity securities.

Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for CO Space by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Latham & Watkins, Washington, D.C. As of the date of this prospectus, attorneys at Goodwin, Procter & Hoar LLP and an investment partnership composed of current and former attorneys at Goodwin, Procter & Hoar LLP beneficially owned an aggregate of 18,844 shares of our series B preferred stock.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1998 and 1999 and for the period from November 10, 1998 (date of inception) through December 31, 1998 and for the year ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, as stated in their report herein, and are given on the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

     You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

                                 CO SPACE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-3
Consolidated Statements of Operations for the period
  November 10, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999..................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the period November 10, 1998 (date of inception) to
  December 31, 1998 and for the year ended December 31,
  1999......................................................  F-5
Consolidated Statements of Cash Flows for the period
  November 10, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999..................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of CO Space, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of CO Space, Inc. and Subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for the period November 10, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
April 5, 2000

                                 CO SPACE, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                  PRO FORMA
                                                               DECEMBER 31,      DECEMBER 31,
                                                              ---------------    ------------
                                                              1998     1999          1999
                                                              ----    -------    ------------
                                                                                 (UNAUDITED)
                                                                                   (NOTE 2)
ASSETS
Current assets:
  Cash and cash equivalents.................................    --    $17,564      $17,564
  Accounts receivable.......................................    --         75           75
  Prepaid expenses..........................................    --        134          134
                                                              ----    -------      -------
       Total current assets.................................    --     17,773       17,773
                                                              ----    -------      -------
Property and equipment, net.................................    --     12,304       12,304
Other assets................................................    --        338          338
                                                              ----    -------      -------
       Total assets.........................................  $ --    $30,415      $30,415
                                                              ====    =======      =======
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ --    $ 2,462      $ 2,462
  Due to related party......................................    85         --           --
  Accrued expenses..........................................    --        597          597
  Current portion of notes payable..........................    --        458          458
  Current portion of capital lease obligations..............    --        185          185
                                                              ----    -------      -------
       Total current liabilities............................    --      3,702        3,702
                                                              ----    -------      -------
Notes payable...............................................    --      1,371        1,371
Capital lease obligations, net of current portion...........    --        233          233
                                                              ----    -------      -------
          Long term liabilities.............................    --      1,604        1,604
                                                              ----    -------      -------
       Total liabilities....................................    85      5,306        5,306
                                                              ----    -------      -------
Commitments and contingencies
Redeemable convertible preferred stock:
  Series A Redeemable Convertible Preferred Stock, $0.01 par
     value; 4,343,500 shares authorized; 4,322,500 issued
     and outstanding at December 31, 1999 (liquidation
     preference of $4,322,500 at December 31, 1999); none
     issued and outstanding, on a pro forma basis...........    --      4,470           --
  Series B Redeemable Convertible Preferred Stock, $0.01 par
     value; 18,666,669 shares authorized; 18,000,002 issued
     and outstanding at December 31, 1999 (liquidation
     preference of $27,360,003 at December 31, 1999); none
     issued and outstanding, on a pro forma basis...........    --     26,914           --
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 28,125,169 shares
     authorized; 3,000,000 issued and outstanding at
     December 31, 1999; 25,322,502 issued and outstanding,
     pro forma..............................................    --         30          253
  Additional paid-in capital................................    --        501       31,662
  Deferred compensation.....................................    --       (764)        (764)
  Accumulated deficit.......................................   (85)    (6,042)      (6,042)
                                                              ----    -------      -------
       Total stockholders' equity (deficit).................   (85)    (6,275)      25,109
                                                              ----    -------      -------
       Total liabilities and redeemable convertible
          preferred stock and stockholders' equity
          (deficit).........................................  $ --    $30,415      $30,415
                                                              ====    =======      =======

   The accompanying notes are an integral part of these financial statements.

                                 CO SPACE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 PERIOD FROM
                                                                NOVEMBER 10,
                                                                1998 (DATE OF
                                                                INCEPTION) TO     YEAR ENDED
                                                                DECEMBER 31,     DECEMBER 31,
                                                                    1998             1999
                                                                -------------    ------------
Revenues                                                         $       --       $      258
Operating expenses:
  Costs of revenues.........................................             --            2,439
  Selling and marketing.....................................             --              488
  General and administrative................................             85            2,970
  Depreciation and amortization.............................             --              267
  Amortization of stock-based compensation..................             --               89
                                                                 ----------       ----------
     Loss from operations...................................            (85)          (5,995)
                                                                 ----------       ----------
Interest income, net........................................             --               38
                                                                 ----------       ----------
     Net loss...............................................            (85)          (5,957)
Accretion of preferred stock redemption premium and issuance
  costs.....................................................             --             (331)
                                                                 ----------       ----------
Net loss attributable to common stockholders................     $      (85)      $   (6,288)
                                                                 ==========       ==========
Net loss per share attributable to common stockholders
  Basic and diluted.........................................     $    (0.03)      $    (2.10)
                                                                 ==========       ==========
Weighted average common shares..............................      3,000,000        3,000,000
                                                                 ==========       ==========
Pro forma net loss per share
  Basic and diluted (unaudited) (Notes 2 and 11)............                      $    (0.74)
                                                                                  ==========
Pro forma weighted average number of common shares
  outstanding
  Basic and diluted (unaudited) (Notes 2 and 11)............                       8,039,630
                                                                                  ==========

   The accompanying notes are an integral part of these financial statements.

                                 CO SPACE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
 FOR THE PERIOD FROM NOVEMBER 10, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998
                      AND THE YEAR ENDED DECEMBER 31, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                            TOTAL
                                  COMMON STOCK                                                          STOCKHOLDER'S
                               -------------------      ADDITIONAL         DEFERRED      ACCUMULATED       EQUITY
                                SHARES      AMOUNT    PAID-IN CAPITAL    COMPENSATION      DEFICIT        (DEFICIT)
                               ---------    ------    ---------------    ------------    -----------    -------------
Net Loss.....................                                                              $   (85)        $   (85)
                                                                                           -------         -------
Balance at December 31,
  1998.......................                                                                  (85)            (85)
Issuance of common stock for
  contribution of predecessor
  entities in April 1999,
  adjusted for 1,000-for-1
  common stock split on May
  12, 1999...................  3,000,000     $30           $(30)                                                --
Issuance of Series A
  Redeemable Convertible
  Preferred Stock warrant....                                 8                                                  8
Accretion of preferred stock
  redemption premium and
  issuance costs.............                              (331)                                              (331)
Issuance of Common Stock
  warrant....................                                 1                                                  1
Deferred stock-based
  compensation...............                               853             $(853)                              --
Amortization of deferred
  stock-based compensation...                                                  89                               89
Net Loss.....................                                                              $(5,957)         (5,957)
                               ---------     ---           ----             -----          -------         -------
Balance at December 31,
  1999.......................  3,000,000     $30           $501             $(764)         $(6,042)        $(6,275)
                               =========     ===           ====             =====          =======         =======

   The accompanying notes are an integral part of these financial statements.

                                 CO SPACE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 PERIOD
                                                              NOVEMBER 10,
                                                              1998 (DATE OF
                                                              INCEPTION) TO     YEAR ENDED
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1998             1999
                                                              -------------    ------------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................      $(85)          $ (5,957)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................        --                267
  Amortization of stock-based compensation..................        --                 89
  Interest expense recorded for warrants issued.............        --                  2
  Changes in assets and liabilities:
     Increase in accounts receivable........................        --                (75)
     Increase in prepaid expenses...........................        --               (134)
     Increase in other assets...............................        --               (338)
     Increase in accounts payable...........................        --              2,462
     Increase in accrued expenses...........................        --                597
                                                                  ----           --------
     Net cash used in operating activities..................       (85)            (3,087)
                                                                  ----           --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................        --            (12,055)
                                                                  ----           --------
     Net cash used in investing activities..................        --            (12,055)
                                                                  ----           --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable...................        --              1,998
  Principal payments on capital lease obligations...........        --               (259)
  Borrowings from related party.............................        85                376
  Repayment to related party................................        --               (461)
  Proceeds from issuance of redeemable convertible preferred
     stock, net of issuance costs of $270...................        --             31,052
                                                                  ----           --------
     Net cash provided by financing activities..............        85             32,706
                                                                  ----           --------
Net increase in cash and cash equivalents...................                       17,564
Cash and cash equivalents, beginning of period..............        --                 --
                                                                  ----           --------
Cash and cash equivalents, end of period....................      $ --           $ 17,564
                                                                  ====           ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................                     $     92
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition of property and equipment under capital
     leases.................................................                     $    516
  Issuance of common stock for contribution of predecessor
     entities...............................................                     $     --
  Accretion of preferred stock, redemption premium and
     issuance costs.........................................                     $    331

   The accompanying notes are an integral part of these financial statement.

                                 CO SPACE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. NATURE OF THE BUSINESS

     CO Space, Inc. and subsidiaries (the "Company") provides critical operations collocation space and services to customers in the Internet, telecommunications and data storage businesses.

     The Company began operations in November 1998 under the name of CO Space Services, LLC. The Company was reorganized and CO Space, Inc. was incorporated on April 12, 1999, at which time 3,000,000 common shares were issued in exchange for a contribution of the business assets of CO Space Services, LLC; CO Space Boston, LLC; and CO Space San Diego, LLC, all of which were commonly controlled entities, accordingly, the contribution of the business assets was accounted for at historical cost (see Note 6).

     The Company operates its business in one reportable segment.

     The Company's plans contemplate significant funding requirements. In the event the Company is unable to raise additional capital the Company intends to scale back and delay its anticipated network and operational infrastructure expansion.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and could impact future results of operations and cash flows.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at date of acquisition to be cash equivalents. Cash and cash equivalents consisted of cash deposited with banks and money market funds of $3 and $17,561, respectively, at December 31, 1999.

  Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and other accrued expenses approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable and capital lease obligations approximates fair value.

  Concentration of Credit Risk and Significant Customer

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. To minimize risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. At December 31, 1999, one

                                 CO SPACE, INC.

customer accounted for 100% of accounts receivable. For the year ended December 31, 1999 one customer accounted for 99% of total revenues.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations. Repairs and maintenance costs are expensed as incurred.

  Accounting for Stock-Based Compensation

     Employee and director stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS No. 123.

  Revenue Recognition

     Revenues consist of fees from the licensing of collocation facilities, provision of technical services, and installation fees. Fee revenues are generally recognized as the services are provided. Installation fees and related expenses are recognized over the customer contract period. To date such installation revenues and expenses have not been material.

  Advertising Costs

     Advertising costs are charged to operations as incurred. Advertising costs were approximately $6 and $33 for the period November 10, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999, respectively.

  Redeemable Convertible Preferred Stock

     The carrying value of redeemable convertible preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the redemption date. These increases are effected through charges against additional paid in capital and are presented on the statements of operations as an increase to net loss to compute net loss attributable to common stockholders.

  Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Net Loss Per Common Share

     Basic net loss per common share is based upon the weighted average number of common shares outstanding during each period (see Note 6). Diluted net loss per common share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted net loss per common share does not assume the issuance of potential common shares that have an anti-dilutive effect.

                                 CO SPACE, INC.

  Pro Forma Net Loss per Common Share (Unaudited)

     The pro forma net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding (see Note 11). Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive. In the computation of pro forma net loss per share, accretion of preferred stock to the mandatory redemption amount is not included as an increase to net loss. Also, the pro forma net loss per common share gives effect to the mandatory conversion of all outstanding redeemable convertible preferred stock into shares of common stock as if the conversion had occurred upon issuance of the preferred stock.

  Pro Forma Balance Sheet (Unaudited)

     Upon the closing of the Company's initial public offering and pursuant to the contractual agreements with the preferred stockholders, all the outstanding shares of the Company's series A and B redeemable convertible preferred stock will be converted into common stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of the outstanding preferred stock into common stock as of December 31, 1999 pursuant to the initial public offering of the Company's common stock contemplated in this prospectus.

  Comprehensive Income

     For the period from November 10, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999, there were no differences between net loss and comprehensive loss.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, ("SFAS"), No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The Company will adopt SFAS No. 133 in 2001, in accordance with SFAS No. 137, which deferred the effective date of SFAS No. 133. The adoption of this standard in 2001 is not expected to have a material impact on the Company's consolidated financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes the Staff's view in applying generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB No. 101 will be required in the Company's second quarter of 2000, in accordance with SAB No. 101A which deferred the effective date by one quarter. The Company has evaluated the application of SAB No. 101 and determined that it will have no impact on reported revenues and net loss.

                                 CO SPACE, INC.

3. PROPERTY AND EQUIPMENT

                                                                                 DECEMBER 31,
                                                        ESTIMATED             ------------------
                                                    USEFUL LIFE YEARS          1998       1999
                                                --------------------------    -------    -------
Office equipment and furniture................             3-5                $    --    $   420
Leasehold improvements........................  Lesser of lease term or 20         --      9,317
Operating equipment...........................              5                      --      2,834
                                                                              -------    -------
                                                                                   --     12,571
Less -- accumulated depreciation and
  amortization................................                                     --       (267)
                                                                              -------    -------
                                                                              $    --    $12,304
                                                                              =======    =======

     At December 31, 1999, property and equipment under capital leases consist of office equipment and operating equipment with a cost basis of $516.

     Amortization of property and equipment under capital leases totaled $99 for the year ended December 31, 1999, respectively.

4. NOTES PAYABLE

     During July 1999, the Company entered into a loan agreement (collateralized by the underlying equipment) with a bank for $1,998 at a weighted average interest rate of 12.6% to finance equipment purchases. The loan is payable in equal monthly installments of $55 through February 2003, and payments of $118 and $52 in March and April of 2003, respectively.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In May 1999, the Company authorized 23,010,169 shares of preferred stock and designated 4,343,500 shares as Series A redeemable convertible preferred stock (the "Series A Preferred Stock"). In May 1999, the Company issued 4,322,500 of Series A Preferred Stock at $1.00 per share resulting in proceeds of $4,323. In November 1999, 18,666,669 shares were designated as Series B redeemable convertible preferred stock (the "Series B Preferred Stock"). In November and December 1999, the Company issued a total of 18,000,002 shares of Series B Preferred Stock at $1.50 per share resulting in net proceeds to the Company of $26,730 after issuance costs.

     The Series A and Series B Preferred Stock have the following characteristics:

  Voting

          The holders of the Series A and B Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

  Dividends

          The holders of the Series A and B Preferred Stock are entitled to receive, when and as declared by the Board of Directors and out of funds legally available, noncumulative dividends only if such dividends are contemporaneously declared on each series of preferred stock and the common stock.

                                 CO SPACE, INC.

  Liquidation Preference

          In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the then outstanding Series B Preferred Stock have a preference equal to the greater of (X) the sum of
     (i) its issue price plus 8% compounded interest, (ii) any accrued and unpaid dividends, and (iii) an additional amount, if any, that Series B preferred stockholders would have been entitled to in such liquidation on an as if converted basis after payment of preferences to the Series A preferred stockholders and other stockholders, if any, with a preference in liquidation over the common stock or (Y) the amount the Series B preferred stockholders would have been entitled to on an as if converted basis, including all declared but unpaid dividends thereon immediately prior to such liquidation; provided, however, if the calculation of (X) exceeds $3.00 per Series B preferred share, the Series B preferred stockholders shall be entitled to the greater of $3.00 or the amount calculated pursuant to (Y). Remaining proceeds, if any, are distributed first to the Series A preferred stockholders in an amount equal to the greater of the sum of
     (A)(i) its issue price and (ii) declared and unpaid dividends or (B) the amount the Series A preferred stockholders would have been entitled to on an as if converted basis, and then to common stockholders, if any.

  Conversion

          Each share of Series A and B Preferred Stock is convertible at the option of the holder into one share of common stock. Each share of outstanding preferred stock is automatically converted into one share of common stock upon the affirmative vote of two-thirds of the holders of that series, or upon the closing of a public offering resulting in gross proceeds of at least $50 million at an offering price of at least $6.00 per share. The number of conversion shares is subject to adjustment if common stock is sold under defined circumstances for less than $1.00 for Series A and $1.50 for Series B, respectively. If a preferred stockholder does not exercise preemptive rights in an equity financing of at least $1 million, such shares are converted into a new series of preferred stock with substantially the same rights, but with no further anti-dilution protection.

  Redemption

          The preferred stock is mandatorily redeemable in March (Series B) and May (Series A) 2005, 2006 and 2007 at 33 1/3%, 50% and 100%, respectively, of the then outstanding shares. The redemption price for each series is, at the election of the holder, the sum of (i) its issue price, (ii) 8% compound interest and (ii) accrued and unpaid dividends; or the fair market value of the common stock.

          If the Company does not have sufficient funds available to redeem all shares of preferred stock to be redeemed at the Redemption Date, then the Company shall redeem such shares ratably to the extent possible and shall redeem the remaining shares as soon as sufficient funds are available.

6. COMMON STOCK

     On May 11, 1999, the Company authorized a 1,000-for-1 stock split, effected through a stock dividend increasing the outstanding shares to 3,000,000. All share data, except par value per share, has been retroactively adjusted for all periods presented to reflect this stock split.

     The Company issued 3,000,000 shares of common stock, $0.01 par value, on April 12, 1999 to RTE Holdings, LLC in exchange for business assets contributed by RTE Holdings, LLC (see Note 1). The 3,000,000 shares issued have been presented as if they had been issued prior to April 12, 1999, representing RTE Holdings, LLC's ownership interests in the three contributed entities since their inception on November 10, 1998.

                                 CO SPACE, INC.

     Under certain conditions, the Company has the option to repurchase certain shares issued to RTE Holdings, LLC at a price of $1.00 per share. As of December 31, 1999, 1,035,416 shares of the 3,000,000 shares issued to RTE Holdings, LLC is subject to this option. The right to repurchase the shares terminates in even quarterly increments through May 11, 2001.

     As of December 31, 1999, 25,125,169 shares of common stock were reserved for issuance under option plans, warrant agreements and conversion of the preferred stock.

     Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are available and when declared by the Board of Directors, only if such dividends are contemporaneously declared on each series of preferred stock and common stock.

7. WARRANTS

     In connection with the promissory note with a related party described in
Note 12, the Company issued a warrant to purchase 15,000 shares of common stock at $1.50 per share. The warrant is immediately exercisable and expires in 2005. The value of the warrant of $1 was recorded as interest expense in 1999.

     In connection with the bank loan described in Note 4, the Company issued a warrant to purchase 21,000 shares of Series A Preferred Stock at an exercise price of $1.00. The warrant is immediately exercisable and expires in July 2006. The value of the warrant of $8 is being amortized to interest expense over the term of the note.

     The fair value of all warrant issuances were calculated using the Black-Sholes option pricing model with the following assumptions: no dividends; expected life is the contractual term; risk-free interest rates of 6.5%; volatility of 50%.

8. STOCK OPTION PLAN

     In 1999, the Company adopted the 1999 Stock Plan (the "Plan") under which 2,100,000 shares of the Company's common stock were reserved for issuance to employees, directors, creditors and consultants. Options granted under the Plan may be incentive stock options or nonqualified stock options. The exercise price of incentive stock options shall not be less than the fair market value per share of the Company's common stock on the grant date. Employee options vest 25% one year after the date of grant and the remainder in twelve equal quarterly installments thereafter. If an individual owns stock representing more than 10% of the outstanding shares, the exercise price of each stock option granted shall be at least 110% of fair market value, as determined by the Board of Directors. The term of the options is up to 10 years. Stock options granted to date have a term of 7 years. No stock-based awards were granted prior to 1999.

     The following table summarizes the activity of the Company's stock option plan:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Outstanding -- beginning of period, January 1, 1999.........         --
Granted.....................................................  1,144,546     $0.40
                                                              ---------
Outstanding -- end of period, December 31, 1999.............  1,144,546      0.40
                                                              =========
Weighted average fair value for financial reporting purposes
  at grant date.............................................                $1.35

                                 CO SPACE, INC.

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                        OPTIONS OUTSTANDING
                                     --------------------------                   OPTIONS EXERCISABLE
                                                     WEIGHTED-                  ------------------------
                                                      AVERAGE      WEIGHTED-                   WEIGHTED-
                                                     REMAINING      AVERAGE                     AVERAGE
                                       NUMBER       CONTRACTUAL    EXERCISE       NUMBER       EXERCISE
EXERCISE PRICE                       OUTSTANDING       LIFE          PRICE      EXERCISABLE      PRICE
--------------                       -----------    -----------    ---------    -----------    ---------
$0.40..............................   1,144,546       7 years        $0.40        210,616        $0.40

     During 1999, the Company recorded deferred compensation of $853 which represents the difference between the exercise price and the fair value of the underlying common stock for financial reporting purposes of $1.35 per share on the date of grant. The deferred compensation will be amortized to expense over the four-year vesting period.

     Compensation cost of $89 has been recognized for stock-based compensation in 1999 for grants to employees below fair value. Compensation cost of $39 has been recognized for 306,846 options granted to vendors and consultants for the year ended December 31, 1999. At December 31, 1999, 96,230 of these options were unvested. Had compensation cost for options issued to employees and directors been determined based on the fair value at the grant dates, as prescribed by SFAS No. 123, for awards in 1999, the Company's net loss would have been greater by $55. Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of the pro forma results for future years.

     For purposes of pro forma disclosure, the fair value of each option was estimated on the date of grant using the minimum value method with the following assumptions for grants in 1999: no dividend yield; risk-free interest rate of 6.5%; and expected lives of four years.

9. INCOME TAXES

     Deferred tax assets consist of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                              1998     1999
                                                              ----    -------
Net operating loss carryforwards............................  $35     $ 2,502
Depreciation and amortization...............................   --         (87)
                                                              ---     -------
Net deferred tax assets.....................................   35       2,415
Deferred tax asset valuation allowance......................  (35)     (2,415)
                                                              ---     -------
                                                              $--     $    --
                                                              ===     =======

     The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1999.

     At December 31, 1999, the Company has federal net operating loss carryforwards of approximately $6,161,866 available to reduce future taxable income which expires in 2019.

     Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating loss carryforwards and research and development credit carryforwards which can be used in future years.

                                 CO SPACE, INC.

10. COMMITMENTS AND CONTINGENCIES

     The Company leases its office space and certain equipment under noncancelable operating leases. Total expense under these operating leases was approximately $0 and $619 for the period November 1, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, respectively.

     Certain noncancelable operating leases totaling $62.9 million were in negotiations at December 31, 1999 and were executed on January 10, 2000. Future minimum lease payments under capital leases and noncancelable operating leases at December 31, 1999, and noncancelable operating leases executed on January 10, 2000 are as follows:

                                             OPERATING LEASES     OPERATING LEASES
YEAR ENDING                                        AS OF             EXECUTED ON       CAPITAL
DECEMBER 31,                                 DECEMBER 31, 1999    JANUARY 10, 2000     LEASES
------------                                 -----------------    -----------------    -------
  2000.....................................      $  2,885              $ 1,496          $225
  2001.....................................         3,351                2,759           214
  2002.....................................         3,369                2,831            34
  2003.....................................         3,422                2,905            --
  2004.....................................         3,484                2,979            --
  Thereafter...............................        44,112               49,968            --
                                                 --------              -------          ----
                                                 $ 60,623              $62,938           473
                                                 ========              =======
  Less: portion representing interest......                                              (55)
                                                                                        ----
                                                                                        $418
                                                                                        ====

     The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company's financial position and results of operations.

11. NET LOSS PER SHARE:

     A reconciliation between basic and diluted net loss per share is as follows:

                                                             PERIOD FROM
                                                            NOV. 1, 1998
                                                         (DATE OF INCEPTION)     YEAR ENDED
                                                           TO DECEMBER 31,      DECEMBER 31,
                                                                1999                1999
                                                         -------------------    ------------
Historical:
  Net loss attributable to common stockholders.........      $      (85)         $   (6,288)
  Weighted average common shares.......................       3,000,000           3,000,000
  Net loss per share attributable to common
     shareholders -- Basic and diluted.................      $    (0.03)         $    (2.10)
Pro forma (Unaudited):
  Historical net loss..................................                          $   (5,957)
  Weighted average number of common shares.............                           3,000,000
  Weighted average assumed number of shares upon
     conversion of preferred stock.....................                           5,039,630
                                                                                 ----------
  Total weighted average number of shares used in
     computing pro forma net loss per share............                           8,039,630
  Basic and diluted pro forma net loss per share.......                          $    (0.74)

                                 CO SPACE, INC.

     As of December 31, 1998 and 1999, options to purchase 0 and 1,144,546 shares of common stock, respectively, and warrants to purchase 0 and 15,000 shares of common stock, respectively, were outstanding, but were not included in the computation of the diluted net loss per share attributable to common shareholders and pro forma diluted net loss per common share because the Company was in a loss position and the inclusion of such shares would be anti-dilutive.

12. RELATED PARTY TRANSACTIONS

     During 1999, the Company repaid to its founders approximately $461 of which $376 was borrowed in 1999, including the promissory note discussed below, and reimbursed them for approximately $90 of expenses incurred during 1999 on behalf of the Company.

     In October 1999, the Company entered into a promissory note with its common stockholder for $225. The promissory note was paid in full in November 1999. In conjunction with the promissory note, the Company issued a warrant for the purchase of common stock (see Note 7)

     As of December 31, 1999, the Company leases approximately 40,000 square feet of its collocation space in a 280,000 square foot facility owned by a stockholder.

     A real estate broker affiliated with the Company's founders receives commissions from property owners with whom the Company enters into leases for its operating facilities. Total commissions received by the broker during 1999 for Company-related transactions were $344.

13. EMPLOYEE BENEFIT PLAN

     The Company sponsors a savings plan for its employees which is designed to be qualified under Section 401(k) by the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company did not contribute to the plan in 1999.

14. SUBSEQUENT EVENTS

     On March 30, 2000, the Board of Directors approved the Employee Stock Purchase Plan. A total of 1,000,000 shares of common stock are available for issuance under this plan. The first offering under this plan will begin on the effective date of the Company's initial public offering of its common stock and will have a duration of six months. Participating employees may purchase stock under this plan at 85% of the fair market value of the Company's common stock on the first or last day of the offering period, whichever is lower. No common stock has been issued to date under this plan.

     The Company issued 666,667 shares of Series B Preferred Stock at $1.50 per share from January 1, 2000 through March 10, 2000 for total proceeds of $1 million.

     The Company granted options for the purchase of 1,500,800 shares of common stock from January 1, 2000 through March 7, 2000 for an exercise price of $0.40 per share.

     On March 7, 2000, the Company exchanged 1,965,000 options for the purchase of common stock at an exercise price of $0.40 per share for an equivalent number of shares of restricted common stock for a purchase price of $0.40 per share. The recipients of the restricted stock paid a total of $19,650 in cash and issued the Company full-recourse notes totaling $766,350.

     On April 4, 2000 and April 5, 2000, the Company granted options for the purchases of 303,250 shares of common stock for an exercise price of $2.30.

                                 CO SPACE, INC.

     On January 11, 2000, the Company amended the 1999 Stock Plan to increase the aggregate number of shares which may be issued pursuant to the plan to 4,000,000. The Plan was subsequently amended on March 30, 2000 to increase the aggregate number of shares issuable to 5,500,000.

     On April 5, 2000, the Company acquired the personnel and a portion of the assets and liabilities of KennTech, a consulting firm with which the Company formerly contracted for the selection, design and construction program management of collocation facilities, for 100,000 shares of the Company's common stock and $300 in cash. This acquisition will be recorded as a purchase.

------------------------------------------------------
------------------------------------------------------

Prospective investors may rely only on the information contained in this prospectus. Neither CO Space, Inc. nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

                         ------------------------------

                               TABLE OF CONTENTS
                         ------------------------------

                                      PAGE
                                      ----
Prospectus Summary..................     1
Risk Factors........................     6
Forward-Looking Statements..........    16
Use of Proceeds.....................    17
Dividend Policy.....................    17
Capitalization......................    18
Dilution............................    20
Selected Consolidated Financial
  Data..............................    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    23
Business............................    28
Management..........................    44
Principal Stockholders..............    51
Certain Relationships and Related
  Transactions......................    54
Description of Capital Stock........    56
Shares Eligible for Future Sale.....    62
Underwriting........................    64
Legal Matters.......................    66
Experts.............................    66
Where You Can Find Additional
  Information.......................    66
Index to Consolidated Financial
  Statements........................   F-1

                            ------------------------

Until                , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                              [CO-SPACE INC. LOGO]

                                                  SHARES

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                            BEAR, STEARNS & CO. INC.
                               J.P. MORGAN & CO.
                           THOMAS WEISEL PARTNERS LLC
                              WASSERSTEIN PERELLA
                                SECURITIES, INC.
                                           , 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                             AMOUNT
-----------------                                             -------
SEC registration fee........................................  $33,000
NASD filing fee.............................................    4,500
Nasdaq National Market listing fee..........................    1,000
Accounting fees and expenses................................         *
                                                              -------
Legal fees and expenses.....................................         *
                                                              -------
Printing expenses...........................................         *
                                                              -------
Blue sky qualification fees and expenses....................    7,500
Transfer Agent's fee........................................         *
                                                              -------
Miscellaneous...............................................         *
                                                              -------
     TOTAL..................................................  $
                                                              =======

     The amounts set forth above, except for the Securities and Exchange Commission, NASD and Nasdaq National Market fees, are in each case estimated.
---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the Delaware General Corporation Law,
Article VIII of our second amended and restated certificate of incorporation provides that no director of CO Space be personally liable to CO Space or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to CO Space or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our second amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of our amended and restated bylaws provides for indemnification by CO Space of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of CO Space if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of CO Space, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     We also intend to enter into indemnification agreements with each of our directors. These agreements will provide that we indemnify each of our directors to the fullest extent permitted under law and our bylaws, and provide for the advancement of expenses to each director. We have also obtained directors' and officers' insurance against certain liabilities.

     We have also entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements provide that we indemnify each of our directors and such officers to the fullest extent permitted under law and our bylaws, and provide for the advancement of expenses to each director and each such officer. We have also obtained directors and officers insurance against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order below is information regarding the number of shares of capital stock issued by CO Space during the past two years. Further included is the consideration, if any, received by CO Space for such shares. We believe that the transactions described below with respect to option grants to our employees were exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder.

      (1) On April 12, 1999, CO Space issued an aggregate of 3,000 shares of common stock to CO Space, LLC pursuant to a contribution agreement in which CO Space, LLC transferred all right, title and interest in, among other things, a number of Delaware limited liability companies to CO Space. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering. CO Space, LLC subsequently changed its name to RTE Holdings, LLC.

      (2) On May 12, 1999, CO Space issued an aggregate of 4,180,000 shares of series A preferred stock to Centennial Fund VI, L.P., Centennial Holdings I, LLC, Centennial Entrepreneurs Fund VI, L.P., and Norwest Venture Partners VII, L.P. for an aggregate consideration of $4,180,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

      (3) On June 7, 1999, CO Space issued 67,500 shares of series A preferred stock to Jeffrey Brown, John Halsted, Henry G. Irwig, Justin Perreault, Robert Perriello and Thomas Ragno for consideration of $67,500. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

      (4) On July 27, 1999, CO Space issued a warrant to purchase up to 21,000 shares of series A preferred stock to Silicon Valley Bank with an exercise price of $1.00 per share pursuant to a stock warrant agreement. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

      (5) On August 15, 1999, CO Space issued 75,000 shares of series A preferred stock to Robert McKenzie for consideration of $75,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

      (6) On October 28, 1999, CO Space issued a warrant to purchase up to 15,000 shares of common stock to RTE Holdings, LLC with an exercise price of $1.50 per share pursuant to a stock warrant agreement. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

      (7) On November 12, 1999, CO Space issued an aggregate of 18,000,002 shares of series B preferred stock to the Secured Space Facilities, LLC, Alta Communications VI, L.P., Alta Communications VII, L.P., Alta-Comm S By S, LLC, Alta VII Associates, LLC, AEW Partner III, L.P., and Latona COS Investment LLC for an aggregate consideration of $27,000,003. The sale and issuance of these securities were exempt from registration under the

          Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

      (8) On January 28, 2000, CO Space issued 436,656 shares of series B preferred stock to Telecom Investors, LLC, Warren L. Harkness, William
          A. Morash, David E. Nilson, John F. Kennedy, Diogo Teixeira, AG Edwards & Sons, Inc. Custodian for Jamie McAndrews IRA and Henry G. Irwig for consideration of $654,984. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

      (9) On January 28, 2000, CO Space issued 4,800,001 shares of series B-1 non-voting preferred stock and 533,333 shares of series B-2 preferred stock to Secured Space Facilities, LLC in exchange for the cancellation of the 5,333,334 shares of series B preferred stock owned by Secured Space Facilities, LLC. The 533,333 shares of series B-2 preferred stock were subsequently transferred by Secured Space Facilities, LLC to Beacon Capital Partners, L.P., and Beacon Capital Partners, L.P. subsequently transferred such shares to Shared Communications Spaces, LLC. Both such transfers took place on January 28, 2000.

     (10) On February 15, 2000, CO Space issued 8,333 shares of series B preferred stock to Glen Bagless for consideration of $12,499.50. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

     (11) On December 27, 1999, CO Space granted options to purchase an aggregate of 992,546 shares of common stock to employees, directors, consultants and vendors with an exercise price of $0.40 per share pursuant to the 1999 stock incentive plan. The issuance of these options was exempt from registration under Rule 701 of the Securities Act of 1933. On March 7, 2000, 580,000 of these options were canceled and the recipients were granted an identical number of shares of restricted common stock at $0.40 per share for an aggregate consideration of $226,200.

     (12) On February 8, 2000, CO Space granted options to purchase an aggregate of 53,500 shares of common stock to employees with an exercise price of $0.40 per share pursuant to the 1999 stock incentive plan. The issuance of these options was exempt from registration under Rule 701 of the Securities Act.

     (13) On January 11, 2000, CO Space granted options to purchase an aggregate of 959,700 shares of common stock to employees and directors with an exercise price of $0.40 per share pursuant to the 1999 stock incentive plan. The issuance of these options was exempt from registration under Rule 701 of the Securities Act. On March 7, 2000, 845,000 of these options were canceled and the recipient was granted an identical number of shares of restricted common stock at $0.40 per share for an aggregate consideration of $374,283.

     (14) On March 7, 2000, CO Space granted options to purchase an aggregate of 91,000 shares of common stock to employees with an exercise price of $0.40 per share pursuant to the 1999 stock incentive plan. The issuance of these options was exempt from registration under Rule 701 of the Securities Act.

     (15) On March 7, 2000, CO Space granted 540,000 restricted shares of common stock to employees and directors at $0.40 per share pursuant to the 1999 stock incentive plan for an aggregate purchase price of $210,600. The issuance of these options was exempt from registration under Rule 701 of the Securities Act.

     (16) On March 10, 2000, CO Space issued 666,667 shares B preferred stock to investors, including Messrs. Egan and Hynes and attorneys at Goodwin, Procter & Hoar LLP and an investment partnership composed of current and former attorneys at Goodwin, Procter & Hoar LLP. The sale and issuance of those securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

     (17) On April 4, 2000, CO Space issued options to purchase an aggregate of 103,250 shares of common stock to employees with an exercise price of $2.30 per share pursuant to the 1999 stock incentive plan. The issuance of these options was exempt from registration under Rule 701 of the Securities Act.

     (18) On April 5, 2000, CO Space issued 100,000 shares of common stock to Kennedy & Rossi Technology Builders, Inc. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) thereof, on the basis that the transaction did not involve a public offering.

     (19) On April 5, 2000, CO Space granted options to purchase an aggregate of 200,000 shares of common stock to employees with an exercise price of $2.30 per share pursuant to the 1999 stock incentive plan. The issuance of these options was exempt from registration under Rule 701 of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement.
 3.1*     Fourth Amended and Restated Certificate of Incorporation.
 3.2*     Form of Fifth Amended and Restated Certificate of
          Incorporation.
 3.3*     Form of Sixth Amended and Restated Certificate of
          Incorporation.
 3.4*     Amended and Restated Bylaws.
 3.5*     Form of Second Amended and Restated Bylaws.
 4.1*     Specimen certificate for shares of common stock, $.01 par
          value per share.
 5.1*     Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
10.1*     1999 Stock Incentive Plan.
10.2*     Employee Stock Purchase Plan.
10.3*     Warrant to purchase common stock issued to RTE Holdings, LLC issued on October 28, 1999.
10.4*     Amendment to Stockholders Agreement, dated January 27, 2000, among CO Space and the Stockholders named therein.
10.5*     Lease Agreement dated April 4, 1999 between CO Space Boston,
          LLC and Cathartes/AEW, 70 Inner Belt, LLC.
10.6*     Executive Agreement by and between CO Space and G. Gabriel
          Cole.
10.7*     Amendment to Executive Agreement by and between CO Space and
          G. Gabriel Cole dated November, 1999.
10.8*     Executive Agreement by and between CO Space and William A.
          Jandovitz.
10.9*     Executive Agreement by and between CO Space and Donato A.
          DeNovellis.
10.10*    Executive Agreement by and between CO Space and Elizabeth H.
          Houlihan.
10.11*    Executive Agreement by and between CO Space and Catherine A.
          Davies.
10.12*    Executive Agreement by and between CO Space and Linda M.
          Cole.
21.1*     List of subsidiaries of CO Space, Inc.
23.1*     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
          5.1 hereto).
23.2      Consent of PricewaterhouseCoopers LLP.
24.1      Powers of Attorney (included on signature pages).
27.1      Financial Data Schedule.

---------------
* To be filed by amendment.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes to those statements.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, on April 5, 2000.

                                          CO SPACE, INC.

                                          By: /s/ DONATO A. DENOVELLIS
                                            ------------------------------------
                                              Name: Donato A. DeNovellis
                                              Title:  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of William A. Jandovitz and G. Gabriel Cole such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----

             /s/ WILLIAM A. JANDOVITZ                Chief Executive Officer and           April 5, 2000
---------------------------------------------------    Director (Principal Executive
               William A. Jandovitz                    Officer)

                /s/ G. GABRIEL COLE                  President and Director                April 5, 2000
---------------------------------------------------
                  G. Gabriel Cole

             /s/ DONATO A. DENOVELLIS                Chief Financial Officer               April 5, 2000
---------------------------------------------------    (Principal Financial and
               Donato A. DeNovellis                    Accounting Officer)

                /s/ WILLIAM P. EGAN                  Director                              April 5, 2000
---------------------------------------------------
                  William P. Egan

                /s/ JOHN C. HALSTED                  Director                              April 5, 2000
---------------------------------------------------
                  John C. Halsted

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----
                /s/ ROBERT MCKENZIE                  Director                              April 5, 2000
---------------------------------------------------
                  Robert McKenzie

             /s/ THOMAS H. NOLAN, JR.                Director                              April 5, 2000
---------------------------------------------------
               Thomas H. Nolan, Jr.

                  /s/ JAMES HYNES                    Director                              April 5, 2000
---------------------------------------------------
                    James Hynes

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement.
 3.1*     Fourth Amended and Restated Certificate of Incorporation.
 3.2*     Form of Fifth Amended and Restated Certificate of
          Incorporation.
 3.3*     Form of Sixth Amended and Restated Certificate of
          Incorporation.
 3.4*     Amended and Restated Bylaws.
 3.5*     Form of Second Amended and Restated Bylaws.
 4.1*     Specimen certificate for shares of common stock, $.01 par
          value per share.
 5.1*     Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
10.1*     1999 Stock Incentive Plan.
10.2*     Employee Stock Purchase Plan.
10.3*     Warrant to purchase common stock issued to RTE Holdings, LLC issued on October 28, 1999.
10.4*     Amendment to Stockholders Agreement, dated January 27, 2000, among CO Space and the Stockholders named therein.
10.5*     Lease Agreement dated April 4, 1999 between CO Space Boston,
          LLC and Cathartes/AEW, 70 Inner Belt, LLC.
10.6*     Executive Agreement by and between CO Space and G. Gabriel
          Cole.
10.7*     Amendment to Executive Agreement by and between CO Space and
          G. Gabriel Cole dated November, 1999.
10.8*     Executive Agreement by and between CO Space and William A.
          Jandovitz.
10.9*     Executive Agreement by and between CO Space and Donato A.
          DeNovellis.
10.10*    Executive Agreement by and between CO Space and Elizabeth H.
          Houlihan.
10.11*    Executive Agreement by and between CO Space and Catherine A.
          Davies.
10.12*    Executive Agreement by and between CO Space and Linda M.
          Cole.
21.1*     List of subsidiaries of CO Space, Inc.
23.1*     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
          5.1 hereto).
23.2      Consent of PricewaterhouseCoopers LLP.
24.1      Powers of Attorney (included on signature pages).
27.1      Financial Data Schedule.

---------------
* To be filed by amendment.